Exhibit 99.2

Purchase Agreement

among

EFS Midstream Holdings, LLC,

as Seller,

and

Lightfoot Capital Partners, LP,

Lightfoot Capital Partners GP LLC

and

Zenith Energy U.S. Logistics Holdings, LLC,

as Buyers

August 29, 2017

i

Exhibit A	Form of Assignment
Exhibit B	Form of Amended LLC Agreement

ii

PURCHASE AGREEMENT

This Purchase Agreement, dated as of August 29, 2017 (this “Agreement”), is entered into by and among EFS Midstream Holdings, LLC, a Delaware limited liability company (“Seller”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“Lightfoot LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company (“Lightfoot GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Zenith,” and together with Lightfoot LP and Lightfoot GP, “Buyers”), and, for the limited purposes specifically set forth herein, Arc Logistics Partners LP (“Arc”).

RECITALS

WHEREAS, as of the date hereof, Seller owns 4,000 issued and outstanding common unit Equity Interests (as defined below) of Arc Terminals Joliet Holdings LLC, a Delaware limited liability company (the “Company”), which represent 40% of the Equity Interests of the Company;

WHEREAS, Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, the number of common unit Equity Interests of the Company set forth herein (the “Purchased Interests”), on the terms set forth herein;

WHEREAS, immediately following the Closing, each of Lightfoot LP and Lightfoot GP will distribute their respective Purchased Interests to their equity holders; and

WHEREAS, immediately following the Closing, Zenith will transfer its Purchased Interests to Arc Terminals Holdings LLC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning given to it in the preamble.

“Amended LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Arc Terminals Joliet Holdings LLC in substantially the form attached hereto as Exhibit B.

“Antitrust Consents” has the meaning assigned to such term in the Merger Agreement.

“Antitrust Laws” has the meaning assigned to such term in the Merger Agreement.

“Arc” has the meaning given to it in the preamble.

“Assignment” means an assumption agreement in substantially the form attached hereto as Exhibit A.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.

“Buyers” has the meaning given to it in the preamble.

“Closing” has the meaning given to it in Section 2.04.

“Closing Date” has the meaning given to it in Section 2.04.

“Code” means the United States Internal Revenue Code of 1986.

“Commitment Letters” has the meaning given to it in the Merger Agremeent.

“Company” has the meaning given to it in the recitals.

“Confidentiality Agreements” means (a) that certain Confidentiality Agreement, dated as of April 8, 2017, between Lightfoot GP and Zenith Energy L.P., as amended, and (b) that certain Non-Disclosure Agreement, dated as of April 26, 2017, between EFS LF Holdings, LLC and Zenith Energy Management, LLC.

“Consent” means any notice, report, declaration, submission or other filing that is required to be made with, or any waiver required to be obtained from any Governmental Authority or third party or any applications required to be submitted to any Governmental Authority or third party.

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or arrangement.

“Debt Commitment Letter” has the meaning given to it in the Merger Agreement.

“Debt Financing” has the meaning given to it in the Merger Agreement.

“Debt Financing Sources” has the meaning given to it in the Merger Agreement.

“Direct Claim” has the meaning given to it in Section 8.05(c).

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to (a) receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (b) vote with respect to any action of the issuing entity or (c) manage or control the issuing entity, or vote with respect to any action of the issuing entity.

“GAAP” means generally accepted accounting principles in the United States.

“GLNG Purchase Agreement” means that certain Partially Conditioned Purchase Agreement, dated as of the date hereof, by and among Zenith, Zenith LP, Zenith Energy U.S. GP, LLC, LCP LNG Holdings, LLC, Lightfoot LP and Lightfoot GP.

“Governmental Authority” means any applicable federal, state or local governmental authority, agency, board, commission, court or official in the United States.

“Fee Letters” has the meaning given to it in the Merger Agreement.

“Financing” has the meaning given to it in the Merger Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning given to it in Section 8.04.

“Indemnifying Party” has the meaning given to it in Section 8.04.

“Joliet Group Member” means any of the Company or its respective Subsidiaries.

“Knowledge” means: (a) with respect to Seller, the actual knowledge of John Pugh and Robert Strickland after reasonable inquiry, (b) with respect to Lightfoot GP or Lightfoot LP, the actual knowledge of any of Vince Cubbage, Steven Schnitzer or Bradley Oswald after reasonable inquiry, and (c) with respect to Zenith, the actual knowledge of any of Jeffrey R. Armstrong, Carlos Ruiz or Dana Love after reasonable inquiry.

“Law” means any and all laws, statutes, rules, regulations, ordinances, court orders and other pronouncements having the effect of law of any Governmental Authority.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, option, right of first refusal, easement, deed of trust, right-of-way, encroachment, or security interest of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security and any restriction on the transfer of any security or other asset.

“Lightfoot GP” has the meaning given to it in the preamble.

“Lightfoot GP Purchase Price” has the meaning set forth in Section 2.02(b).

“Lightfoot GP Purchased Interests” means a number of common unit Equity Interests of the Company (rounded to the nearest whole number) equal to (a) the Lightfoot GP Purchase Price, divided by (b) the Per-Unit Price.

“Lightfoot LP” has the meaning given to it in the preamble.

“Lightfoot LP Purchase Price” has the meaning set forth in Section 2.02(a).

“Lightfoot LP Purchased Interests” means a number of common unit Equity Interests of the Company (rounded to the nearest whole number) equal to (a) the Lightfoot LP Purchase Price, divided by (b) the Per-Unit Price.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Arc Terminals Joliet Holdings LLC, dated May 14, 2015.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means, with respect to any Person, any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such Person, taken as a whole, or (b) has a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement, except, in the case of subsection (a), to the extent an Excluded Matter. “Excluded Matter” means any: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to the relevant Person or any of their respective properties or assets or (B) generally affecting the industries in which the relevant Person operates, (iii) changes in currency exchange rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (v) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (v), (vi) other than with respect to Section 3.04, any changes, events, effects, occurrences, states of facts or developments related to the entry into, and public announcement of, this Agreement and the transactions contemplated by this Agreement, (vii) changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities, (viii) any changes in or effect upon the business, assets, liabilities or condition (financial or otherwise) of the Company, (ix) any acts or omissions of any Person taken pursuant to the express requirements of this Agreement, except, in the case of clauses (i), (ii), (iii), and (vii) to the extent disproportionately affecting the relevant Person when compared to other Persons operating in the same industries.

“Merger” has the meaning given to it in the Merger Agreement.

“Merger Agreement” means that certain Purchase Agreement and Plan of Merger, dated as of the date hereof, by and among Zenith, Zenith LP, Lightfoot LP, Lightfoot GP, Arc and the other parties thereto.

“MLP Disclosure Letter” means the disclosure letter delivered by Arc to Zenith LP pursuant to the Merger Agreement.

“Non-Recourse Person” has the meaning given to it in Section 9.13.

“OFAC” has the meaning given to it in Section 4.09.

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, determination or other finding or agency requirement of a Governmental Authority, or arbitration award.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, limited partnership agreement, partnership agreement or limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

“Parties” means Buyers and Seller.

“Per-Unit Price” means an amount equal to (a) $18,750, plus (b) the product of (i) the number of days between June 1, 2017 and the Closing Date and (ii) $7.12, minus (c) the per-unit amount of distributions made by the Company in respect of its common unit Equity Interests between July 1, 2017 and the Closing Date.

“Permits” means all franchises, authorizations, licenses, registrations, clearances, permits, variances, exceptions, exemptions, consents, certificates and approvals of any Governmental Authority.

“Permitted Lien” means (a) a lien for Taxes that are not yet due and payable, (b) a lien imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, repairmen, materialmen and the like.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchase Price” has the meaning given to it in Section 2.02(d).

“Purchase Price Allocation” has the meaning given to it in Section 2.05.

“Purchased Interests” has the meaning given to it in the recitals.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, limited partners, investors, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Seller” has the meaning given to it in the preamble.

“Seller Related Parties” means Seller and any of its respective former, current or future officers, directors, partners, equityholders, managers, members or Affiliates.

“Subsidiary” means, with respect to a referenced Person, any Person in whom such referenced Person has a direct or indirect Equity Interest.

“Tax” means any federal, state, local or foreign net income, gross income, gross receipts, alternative minimum, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, unclaimed property or escheat, capital stock, social security, unemployment, disability, ad valorem, value-added, transfer or stamp tax, or any other tax, custom, duty, governmental fee or other assessment or charge in the nature of a tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes.

“Third-Party Claim” has the meaning given to it in Section 8.05(a).

“Zenith” has the meaning given to it in the preamble.

“Zenith LP” means Zenith Energy U.S., L.P., a Delaware limited partnership.

“Zenith Purchased Interests” means a number of common unit Equity Interests of the Company (rounded to the nearest whole number) equal to (a) the Zenith Purchase Price, divided by (b) the Per-Unit Price.

“Zenith Purchase Price” has the meaning set forth in Section 2.02(c).

Section 1.02 Rules of Construction.

(a) The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.

(b) The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the financial statements of the Company to the extent that such financial statements are prepared in accordance with GAAP.

(f) Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g) Except as otherwise expressly provided herein, any reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated or supplemented.

(h) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) On the terms set forth in this Agreement, at the Closing, Lightfoot LP shall purchase and accept from Seller, and Seller shall sell, transfer and convey to Lightfoot LP, all of Seller’s right, title and interest to the Lightfoot LP Purchased Interests, free and clear of all Liens other than those under state or federal securities Laws or under the Organizational Documents of the Company.

(b) On the terms set forth in this Agreement, at the Closing, Lightfoot GP shall purchase and accept from Seller, and Seller shall sell, transfer and convey to Lightfoot GP, all of Seller’s right, title and interest to the Lightfoot GP Purchased Interests, free and clear of all Liens other than those under state or federal securities Laws or under the Organizational Documents of the Company.

(c) On the terms set forth in this Agreement, at the Closing, Zenith shall purchase and accept from Seller, and Seller shall sell, transfer and convey to Zenith, all of Seller’s right, title and interest to the Zenith Purchased Interests, free and clear of all Liens other than those under state or federal securities Laws or under the Organizational Documents of the Company.

(d) Each Buyer agrees to be a member of the Company and to be bound by all of the provisions of the Company’s governing documents including the LLC Agreement at the Closing.

Section 2.02 Purchase Price.

(a) On the terms and conditions in this Agreement and as consideration for the Lightfoot LP Purchased Interests, at the Closing, Lightfoot LP shall pay or cause to be paid to Seller an amount equal to $15,079,191 (the “Lightfoot LP Purchase Price”), in cash by wire transfer of immediately available funds to one or more accounts specified by Seller at least two Business Days before Closing.

(b) On the terms and conditions in this Agreement and as consideration for the Lightfoot GP Purchased Interests, at the Closing, Lightfoot GP shall pay or cause to be paid to Seller an amount equal to $10,209,784 (the “Lightfoot GP Purchase Price”), in cash by wire transfer of immediately available funds to one or more accounts specified by Seller at least two Business Days before Closing.

(c) On the terms and conditions in this Agreement and as consideration for the Zenith Purchased Interests, at the Closing, Zenith shall pay or cause to be paid to Seller an amount equal to $4,687,500 (the “Zenith Purchase Price”), in cash by wire transfer of immediately available funds to one or more accounts specified by Seller at least two Business Days before Closing.

(d) The “Purchase Price” shall be the sum of the Lightfoot LP Purchase Price, the Lightfoot GP Purchase Price and the Zenith Purchase Price.

(e) Concurrent with the consummation of the transactions contemplated by the Merger Agreement (and contingent thereon), each of Lightfoot LP and Lightfoot GP will pay the Lightfoot LP Purchase Price and Lightfoot GP Purchase Price, respectively, from the proceeds each such Person receives pursuant to the Merger Agreement and agrees to direct, and hereby authorizes, Zenith to pay such amounts to Seller directly on its behalf out of amounts otherwise due to Lightfoot LP or Lightfoot GP under the Merger Agreement upon the consummation of the transactions contemplated thereby.

(f) At least three Business Days before the Closing, Seller shall prepare and deliver to Buyers a statement setting forth the Per-Unit Price.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Lightfoot LP shall deliver to Seller:

(i) a wire transfer of immediately available funds (to such account or accounts of Seller as Seller notified Lightfoot LP) in an amount in the aggregate equal to the Lightfoot LP Purchase Price;

(ii) an assumption of the Lightfoot LP Purchased Interests in the form of an Assignment, duly executed by Lightfoot LP;

(iii) a certificate signed by a duly authorized officer of Lightfoot GP on behalf of Lightfoot LP, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied with respect to Lightfoot LP; and

(iv) the Amended LLC Agreement, duly executed by either Lightfoot LP or Lightfoot LP’s equity holders.

(b) At the Closing, Lightfoot GP shall deliver to Seller:

(i) a wire transfer of immediately available funds (to such account or accounts of Seller as Seller notified Lightfoot GP) in an amount in the aggregate equal to the Lightfoot GP Purchase Price;

(ii) an assumption of the Lightfoot GP Purchased Interests in the form of an Assignment, duly executed by Lightfoot GP;

(iii) a certificate signed by a duly authorized officer of Lightfoot GP, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied with respect to Lightfoot GP; and

(iv) the Amended LLC Agreement, duly executed by either Lightfoot GP or Lightfoot GP’s equity holders.

(c) At the Closing, Zenith shall deliver to Seller:

(i) a wire transfer of immediately available funds (to such account or accounts of Seller as Seller notified Zenith) in an amount in the aggregate equal to the Zenith Purchase Price;

(ii) an assumption of the Zenith Purchased Interests in the form of an Assignment, duly executed by Zenith;

(iii) a certificate signed by a duly authorized officer of Zenith dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied with respect to Zenith; and

(iv) the Amended LLC Agreement, duly executed by either Zenith or Arc Terminal Holdings LLC.

(d) At the Closing, Seller shall deliver to Buyers:

(i) a certification of non-foreign status for purposes of Sections 897 and 1445 of the Code consistent with the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations promulgated under the Code;

(ii) assignments of the Purchased Interests in the form of the Assignment, duly executed by Seller;

(iii) a certificate signed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that the applicable conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied; and

(iv) the Amended LLC Agreement, duly executed by Seller.

(e) At the Closing, Arc shall deliver to Seller and Buyers the Amended LLC Agreement, duly executed by Arc.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10 a.m., Central Time, no later than three Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which by their nature, are to be satisfied on the Closing Date), at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 6000, Houston, Texas 77002, or at such time or on such other date or at such other place as Seller and Buyers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Purchase Price Allocation. Buyers and Seller agree that the Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes will be set forth in a separate schedule jointly prepared by Zenith and Seller within 30 days after the Closing (the “Purchase Price Allocation”); provided that if Zenith and Seller are unable to reach agreement with respect to any aspect of such Purchase Price Allocation during such 30-day period, Zenith and Seller shall submit any unresolved items to a mutually agreed, nationally recognized independent accounting firm for resolution, which resolution shall be binding on the Parties. All fees and expenses of such the accounting firm pursuant to this Section 2.05 shall be divided equally between Zenith and Seller. Buyers and Seller agree that (a) the Purchase Price Allocation, as may be subsequently adjusted jointly by Zenith and Seller to take into account any further adjustments to the amounts treated as consideration under this Agreement or any further adjustments in accordance with the principles of Section 743 and 755 of the Code and the Treasury Regulations promulgated thereunder, shall be used by Seller and Buyers as the basis for reporting asset values and other items for all Tax purposes and (b) no Party will take any position inconsistent with such Purchase Price Allocation in filing Tax Returns, notices to Governmental Authorities, audit or other proceedings with respect to Taxes or in other documents or notices relating to the transactions contemplated by this Agreement, except as otherwise required by applicable Laws following a final determination by the relevant Governmental Authority.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement and the Closing Date, Seller hereby represents and warrants to Buyers as follows:

Section 3.01 Organization; Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by Seller.

Section 3.02 Authority. Seller has all requisite limited liability company power and authority and has taken all necessary limited liability company action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been duly authorized and approved by all necessary limited liability company action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). At the Closing, all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 3.03 The Interests.

(a) As of the date of this Agreement and as of (but without giving effect to) the Closing, Seller owns all of the Purchased Interests free and clear of any and all Liens (except transfer restrictions under applicable securities Laws). As of the date hereof, Seller does not own, beneficially or of record, any Equity Interests or any warrant, option, call, conversion right, preemptive right, subscription right or other right or obligation to acquire any Equity Interests in any Joliet Group Member other than 4,000 common unit Equity Interests of the Company. Upon transfer of the Purchased Interests in accordance with this Agreement to the Buyers, (i) Lightfoot GP will hold record and beneficial ownership of the Lightfoot GP Purchased Interests, (ii) Lightfoot LP will hold record and beneficial ownership of the Lightfoot LP Purchased Interests and (iii) Zenith will hold record and beneficial ownership of the Zenith Purchased Interests, in each case free and clear of all Liens (except transfer restrictions under applicable securities Laws).

(b) Except for this Agreement, the LLC Agreement and the other common unit Equity Interests of the Company acquired by Seller in accordance with Section 5.01, there are no outstanding Contracts or obligations binding on Seller with respect to the Purchased Interests, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any portion of the Purchased Interests.

Section 3.04 Noncontravention. The execution and delivery by Seller of this Agreement or any other documents required hereunder to be executed and delivered by Seller pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation of Seller or the limited liability company agreement of Seller, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the Purchased Interests, (b) to the Knowledge of Seller, conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract (other than the LLC Agreement), document or Permit to which Seller is a party or to which Seller or its assets, including the Purchased Interests, are subject, (c) result in the creation of any Lien upon the Purchased Interests (except transfer restrictions under applicable securities Laws) or (d) require Seller to obtain or make any Consent from or with any Person, except in the case of clauses (b), (c) or (d) above, for any such breach, default, violation, or Consent that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.05 Governmental Approvals. Other than (a) such filings (if any) as may be necessary to obtain all applicable Antitrust Consents and (b) such filings (if any) required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, and assuming the accuracy of the representations and warranties of each Buyer in Section 4.04, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement, except for any such Consents that, if not obtained, made or given, would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.06 Brokers and Finders. Neither any Buyer nor any of their respective Subsidiaries will have any liability for any brokerage fees, financial advisors’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.07 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller, or any director, manager, officer or employee (in his or her capacity as such) of Seller, except for those that, individually or in the aggregate, if determined adversely against Seller would not reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, Seller is not a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Tax. Seller has paid all Taxes due and payable by Seller (whether or not shown on any Tax Return) with respect to or arising from its ownership of the Purchased Interests.

Section 3.09 Acknowledgement by Seller. Except for (a) the representations and warranties made by each Buyer in this Agreement and (b) the representations and warranties made by any Buyer in any certificate required to be delivered under Sections 2.03(a)(iii), (b)(iii) or (c)(iii), no Buyer, nor any other Person, is making or has made, and Seller is not relying on, and has not relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, the Buyers, or on the accuracy or completeness of any information regarding the Buyers or any other material furnished or provided to Seller, or made available to Seller in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

BUYERS’ REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement and the Closing Date, each Buyer, solely as to itself, hereby represents and warrants to Seller as follows:

Section 4.01 Organization. In the case of Lightfoot LP, such Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. In the case of Zenith and Lightfoot GP, such Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Such Buyer has all requisite limited liability company or limited partnership, as applicable, power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not, and would not reasonably be expected to result in a Material Adverse Effect. Such Buyer is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority. Such Buyer has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by such Buyer and the performance of their respective obligations hereunder has been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of such Buyer. This Agreement has been and any other agreements contemplated hereby, when executed, will be duly executed and delivered by such Buyer and constitutes a valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 Noncontravention. The execution, delivery and performance of this Agreement by such Buyer does not, and the consummation by such Buyer of the transactions contemplated hereunder will not (with or without notice or lapse of time, or both), constitute or result in (a) a breach or violation of, or a default under, or conflict with the certificate of formation, limited liability company agreement or limited partnership agreement or other comparable organizational documents of such Buyer (b) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of such Buyer or any of its Subsidiaries pursuant to any Contract or Permit to which such Buyer or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (c) a violation or conflict under any Law to which such Buyer or any of its Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (b) or (c) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.04 Governmental Filings. Other than (a) filings required pursuant to the HSR Act in connection with the transactions contemplated by the Merger Agreement and the termination or expiration of the waiting period required thereunder, (b) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (c) filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, and assuming the accuracy of the representations and warranties in Section 3.05, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by such Buyer and the consummation by such Buyer of the transactions contemplated by this Agreement, except for any such Consents that, if not obtained, made or given, individually or in the aggregate, would not, or would not reasonably be expected to have, a Material Adverse Effect.

Section 4.05 Consents and Approvals. Except as (a) have been waived or obtained as of the Closing Date or (b) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, neither such Buyer’s execution and delivery of this Agreement or any other documents required hereunder to be executed and delivered by such Buyer pursuant to this Agreement, nor such Buyer’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.

Section 4.06 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of such Buyer, threatened against or affecting such Buyer or any of its Subsidiaries (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of such Buyer or any of its Subsidiaries, except for those that, individually or in the aggregate, if determined adversely to such Buyer would not reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, such Buyer is not a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Material Adverse Effect.

Section 4.07 Acquisition as Investment. Such Buyer is acquiring its Purchased Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities Laws. Such Buyer has made, independently and without reliance on Seller (except to the extent that such Buyer has relied on the representations and warranties in this Agreement), its own analysis of the Purchased Interests, the Joliet Group Members and their respective assets for the purposes of acquiring the Purchased Interests, and such Buyer has had access to documents, other information and materials as it considers appropriate to make its evaluations. Such Buyer acknowledges that the Purchased Interests are not registered pursuant to the Securities Act and that none of the Purchased Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Such Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 4.08 Sufficiency of Funds. In the case of Lightfoot LP, at the Closing such Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Lightfoot LP Purchase Price and consummate the transactions contemplated by this Agreement. In the case of Lightfoot GP, at the Closing such Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Lightfoot GP Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.09 Source of Funds. Neither such Buyer nor any of its beneficial owners appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets and Control of the United States Department of the Treasury (“OFAC”), or is otherwise a party with which Seller or the Company is prohibited from dealing by Law. Such Buyer further represents and warrants that the monies used to fund the acquisition of the Purchased Interests are not derived from, invested for the benefit of, or related in any way to, the governments of, or Persons within, any country (a) under a U.S. embargo enforced by OFAC, (b) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (c) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” Such Buyer further represents and warrants that such Buyer does not know or have any reason to suspect that (A) the monies used to fund such Buyer’s acquisition of the Purchased Interests have been or will be derived from or related to any illegal activities, including money laundering activities, and (B) the proceeds from such Buyer’s investment in the Purchased Interests will be used to finance any illegal activities.

Section 4.10 Opportunity for Independent Investigation. Such Buyer is an experienced and knowledgeable investor in the United States. Such Buyer has conducted its own independent review and analysis of the Purchased Interests. In entering into this Agreement, such Buyer has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the Purchased Interests, and such Buyer acknowledges and agrees that it has not been induced by and has not relied upon any due diligence information, representations, warranties or statements, whether oral or written, express or implied, made by Seller, any Joliet Group Member or any of their respective Representatives, Affiliates or agents, except for the representations and warranties expressly set forth in this Agreement.

Section 4.11 Brokers and Finders. Except for Barclays Bank PLC and Credit Suisse AG, the fees and expenses of which will be paid by Zenith, neither such Buyer or any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage fees, commissions or finders’ fees payable by Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Buyer.

Section 4.12 Acknowledgement by the Buyer Parties. Except for (a) the representations and warranties made by Seller in this Agreement and (b) the representations and warranties made by Seller in any certificate required to be delivered under Section 2.03(d), neither Seller nor any other Person is making or has made, and such Buyer is not relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, Seller, or the Company or their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any information regarding Seller or the Company or any other material furnished or provided to such Buyer or made available to such Buyer in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Equity Interests in the Company. Arc and Seller hereby agree that, between the date hereof and the Closing Date, to the extent that the Company accepts capital contributions from Arc or Seller, Arc and Seller shall cause the Company to issue common unit Equity Interests of the Company with respect thereto at a per-unit purchase price of $18,750 in capital contributions.

Section 5.02 Conduct of Business. Except as expressly set forth in this Agreement or with the prior written consent of each of the Buyers, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), Seller, in its capacity as a member of the Company, shall fund all capital contributions requested by the Company from Seller that Seller has agreed to make prior to the date hereof and that are related to the capital contributions required of Arc set forth in Section 6.3(n) of the MLP Disclosure Letter (solely to the extent relating to Joliet Bulk, Barge & Rail LLC, as expressly set forth therein) delivered by Arc pursuant to the Merger Agreement.

Section 5.03 Tax Matters.

(a) Each Buyer shall be severally liable for and pay any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on or with respect to the sale of such Buyer’s portion of the Purchased Interests as contemplated by this Agreement.

(b) Zenith and Arc shall cooperate in good faith to cause the Company to provide to Seller such Tax information as Seller may reasonably request for the purposes of (i) completing any Tax filings required to be completed by Seller or its direct or indirect owners in connection with Seller’s prior ownership or sale of the Purchased Interests and (ii) making any Tax payments due from Seller or its direct or indirect owners. Zenith and Arc shall cooperate in good faith to cause the Company to use commercially reasonable efforts to provide such Tax information within five Business Days of the receipt of any such request and shall cooperate in good faith to cause the Company to take into account any reasonable comments received from Seller with respect to such information.

(c) Zenith and Arc shall cooperate in good faith to cause the Company to take any actions reasonably requested for the purpose of preparing and filing the final U.S. federal income Tax Return with respect to the Company’s taxable year ending on the Closing Date.

(d) Each Buyer shall notify Seller upon receipt of any notice regarding a material audit or Tax examination related to the Company for the taxable year that includes the date hereof (or any prior years) and upon any request for material information by United States federal, state, local or other Tax authorities. Each Buyer shall promptly provide Seller with copies of any documents it receives from the Company or any Tax authority relating to an audit or Tax examination related to the Company for the taxable year that includes the date hereof (or any prior years). Each Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of all Tax Returns and any audit, litigation or other Proceeding with respect to Taxes relating to the Company or the Purchased Interests. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such audit, Tax Return or other action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Pursuant to Section 7.01(d)(iii) of the LLC Agreement, no member of the Company may transfer any interest in the Company if such transfer would cause the Company to be terminated as a partnership under Section 708(b)(1)(B) of the Code unless such transferring member agrees to indemnify each non-transferring member of the Company on an after-tax basis from any adverse income tax consequences resulting from such termination. Each of Seller and Buyers hereby acknowledge and agree that the transactions contemplated by this Agreement do not result in a termination of the partnership under Section 708(b)(1)(B) of the Code and that no indemnification shall be made by Seller to Buyers or by Seller to the Company with respect to any adverse income tax consequences resulting from the transactions contemplated by this Agreement.

(f) Each of the Buyers, Seller and Arc acknowledge and agree that the transactions contemplated by the Merger Agreement will cause the Company to be terminated as a partnership under Section 708(b)(1)(B) of the Code. Each of the Buyers and Seller acknowledge and agree that, notwithstanding anything to the contrary contained in the LLC Agreement, neither Arc nor any Buyer shall, and no such Person shall be required to, make any indemnification payment of any nature to Seller or any other Person in connection with the transactions contemplated by this Agreement or the Merger Agreement pursuant to Section 7.01(d)(iii) of the LLC Agreement or otherwise.

Section 5.04 Confidentiality; Public Announcements. The Parties will maintain the confidentiality of this Agreement and its terms except that any Party or such Party’s Affiliates may disclose this Agreement or any of its terms (a) to the extent required by Law or rules of any stock exchange, as required in connection with any Proceeding, or as requested or required by any Governmental Authority; or (b) to any of the following, provided that any such Person to whom any such information is disclosed is obligated to, except as otherwise required by application of Law or regulation, maintain such information in confidence: (i) any direct and indirect holders of Equity Interests in such Party or any Affiliate of such, (ii) its Representatives, and (iii) any lender or potential lender to such Party. No Party shall make any public announcement or issue any public communication, disclosure, publication or press release regarding this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law or rules of any stock exchange (and then only to the extent and including such information as is required by applicable Law or such rules). No press release issued in accordance with this Section 5.04 may contain the names “General Electric Company,” “GE,” “GE EFS,” or any similar name, but may contain the name of the Seller. If a Party or any of its Affiliates or their respective Representatives are compelled to disclose any confidential information by judicial or administrative process or by other requirements of Law, such Party shall (to the extent permitted by Law) promptly notify the other Parties in writing and shall disclose only that portion of such information which such Party is advised by its counsel is required to be disclosed; provided, however, that such disclosing Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.05 Governmental Approvals.

(a) Each Party, as promptly as possible, shall use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Parties and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to any other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.06 Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.07 Further Assurances. The Parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The “Closing” of the transactions under the Merger Agreement and the “First Closing” of the transactions under the GLNG Purchase Agreement, in each case, in accordance with the terms of each such agreement shall each have occurred, or shall occur contemporaneously with, the consummation of the transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Each Buyer. The obligations of each Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by such Buyer), at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, clause (a) of Section 3.04 and Section 3.06 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of Seller contained in Article III are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller shall have performed all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date, in all material respects.

(c) Seller shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the Closing) to Buyers the documents and other items required to be delivered by Seller under Section 2.03(d).

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Seller), at or prior to the Closing, of each of the following conditions:

(a) (i) The representations and warranties of each Buyer contained in Section 4.01, Section 4.02, clause (a) of Section 4.03, Section 4.04 and Section 4.11 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of each Buyer contained in Article IV are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Buyer shall have performed all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date, in all material respects.

(c) Each Buyer shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by such Buyer under Section 2.03(a), Section 2.03(b), or Section 2.03(c), as applicable.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties (other than Arc); or

(b) automatically without any further action by any Party if the Merger Agreement is validly terminated pursuant to its terms.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement will become null and void (other than the provisions in this Section 7.02 and in Section 5.04 (Confidentiality; Public Announcements), and the provisions in Article IX (Miscellaneous), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VII, there will be no liability on the part of any Party or their respective directors, managers, officers and Affiliates; provided, however, the foregoing will not relieve any Party for any liability for a breach of this Agreement occurring prior to such termination or for actual fraud arising out of or relating to this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is (a) with respect to the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, clause (a) of Section 3.04, Section 3.06, Section 4.01, Section 4.02, clause (a) of Section 4.03, Section 4.04 and Section 4.11, the dates of the expiration of the applicable statute of limitations following the Closing Date, and (b) with respect to all other representations and warranties contained in Article III and Article IV, 12 months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms expressly contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify each Buyer against, and shall hold such Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III or the certificate delivered to Buyers pursuant to Section 2.03(d)(iii); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 8.03 Indemnification by Each Buyer. Subject to the other terms and conditions of this Article VIII, each Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of such Buyer contained in Article IV or the certificate delivered to Seller by such Buyer pursuant to Section 2.03(a)(iii), Section 2.03(b)(iii) or Section 2.03(c)(iii), as applicable; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Buyer pursuant to this Agreement.

Section 8.04 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Subject to Section 8.04(b), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a) as the case may be, shall not exceed the Purchase Price.

(b) In the event that a Buyer is the Indemnifying Party, such Buyer shall not be liable for any Losses in excess of such Buyer’s pro rata portion of the Purchase Price.

(c) The amount of Losses payable by an Indemnifying Party pursuant to Section 8.02 shall be net of any amounts recovered by the Indemnified Party under any insurance policy or any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. If the Indemnified Party receives any amounts under an applicable insurance policy or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment, up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyers shall cooperate with one other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.04) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement after the Closing, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives after the Closing arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

EFS Midstream Holdings, LLC

800 Long Ridge Road

Stamford, CT 06927

Attn: John Pugh

Email: John.Pugh@ge.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston, TX 77002

Attn: Tim Chandler

Email: Tim.Chandler@sidley.com

If to Lightfoot LP or Lightfoot GP, to:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

         Steven Schnitzer

Email: vince.cubbage@lightfootcapital.com

           steven.schnitzer@lightfootcapital.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

         Brenda Lenahan

Email: mswidler@velaw.com

           blenahan@velaw.com

If to Zenith, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

Email: dana.love@zenithem.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Facsimile: (713) 836-3600

Attn: Adam D. Larson, P.C.

         Kim Hicks

Email: adam.larson@kirkland.com

            kim.hicks@kirkland.com

If to Arc, to:

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

         Steven Schnitzer

Email: vince.cubbage@lightfootcapital.com

         steven.schnitzer@lightfootcapital.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

         Brenda Lenahan

Email: mswidler@velaw.com

            blenahan@velaw.com

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Facsimile: (713) 229-2727

Attn: Joshua Davidson

         Jeremy Moore

Email: joshua.davidson@bakerbotts.com

         jeremy.moore@bakerbotts.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 9.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 9.01 shall be effective as of the date of an affirmative acknowledgment of delivery by the recipient thereof (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if affirmative acknowledgment of delivery by the recipient thereof (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

Section 9.02 Waiver of Other Representations. EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III, THE PURCHASED INTERESTS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED,

AS TO THE CONDITION, VALUE OR QUALITY OF THE JOLIET GROUP MEMBERS AND THEIR RESPECTIVE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE JOLIET GROUP MEMBERS AND THEIR RESPECTIVE ASSETS.

Section 9.03 Entire Agreement. This Agreement, the GLNG Purchase Agreement, the Merger Agreement, the MLP Disclosure Letter and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement and the GNLG Purchase Agreement, the Merger Agreement, the MLP Disclosure Letter and the Confidentiality Agreements. In the event of a conflict between the terms of this Agreement and either Confidentiality Agreement, the terms of this Agreement will control.

Section 9.04 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.05 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition; provided, however, that this Section 9.05, Section 9.06, Section 9.07, Section 9.08, Section 9.11 and Section 9.13 (and any other provision of this Agreement to the extent waiver of such provision would modify the substance of such Sections) will not be waived in a manner that is adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 9.06 Amendment. This Agreement may be amended or modified in any and all respects by written agreement of the Parties; provided, however, that this Section 9.06, Section 9.05, Section 9.07, Section 9.08, Section 9.11 and Section 9.13 (and any other provision of this Agreement to the extent an amendment or other modification of such provision would modify the substance of such Sections) will not be amended in a manner that is adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 9.07 No Third Party Beneficiary. Except for the provisions of Article VII and Section 9.13, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person. Notwithstanding the foregoing and anything in this Agreement to the contrary, this Section 9.07, Section 9.05, Section 9.06, Section 9.08, Section 9.11 and Section 9.13 are intended for the benefit of, and shall be enforceable by, the Debt Financing Sources.

Section 9.08 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Zenith may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (i) one or more Affiliates of Zenith or (ii) to any of its financing sources as collateral security, but no such assignment will relieve Zenith of any of its obligations or liability hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.08 will be null and void.

Section 9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.11 Governing Law; Submission to Jurisdiction; Jury Trial Waiver.

(a) This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(b) By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereunder in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.11, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Agreement to the contrary, each of the Parties (on behalf of themselves and, with respect to Seller, on behalf of the Seller Related Parties) agrees: (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, including the Merger and the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than federal and New York state courts located in the Borough of Manhattan within the City of New York; and (b) that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(c) EACH PARTY (INCLUDING EACH SELLER RELATED PARTY) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Specific Enforcement.

(a) The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.12, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.12. Each Party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that Seller shall be entitled to seek specific performance, acting jointly and unanimously with Arc Logistics GP LLC and Lightfoot GP in accordance with the Equity Commitment Letter (as defined in the Merger Agreement), of Zenith’s obligation to cause the Equity Financing (as defined in the Merger Agreement) to be funded and to consummate the transactions contemplated by this Agreement, including to effect the Closing in accordance with Section 2.01 on the terms and subject to the conditions in this Agreement, if, and only if, Arc Logistics GP LLC is entitled to and is actively seeking specific performance in accordance with Section 9.9 of the Merger Agreement.

Section 9.13 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.08) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereunder (including the breach, termination or failure to consummate any of the transactions contemplated hereunder), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding anything to the contrary contained herein, none of Seller Related Parties shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Party in connection with this Agreement, the Merger Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger (as defined in the Merger Agreement), the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. Notwithstanding any other provision herein, no Debt Financing Source nor any Affiliate of any Debt Financing Source, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Financing, the Transactions, or with respect to any activities related to the Financing, including the preparation of the Commitment Letters and the Fee Letters.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized person of each Party as of the date first above written.

SELLER:

EFS Midstream Holdings, LLC
By: Aircraft Services Corporation, its sole member

By:	/s/ John E. Pugh
Name:	John E. Pugh
Title:	Vice President

Signature Page

Purchase Agreement

LIGHTFOOT:

Lightfoot Capital Partners, LP
By: Lightfoot Capital Partners GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Lightfoot Capital Partners GP LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Signature Page

Purchase Agreement

ZENITH:

Zenith Energy U.S. Logistics Holdings, LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

Signature Page

Purchase Agreement

ARC:

Arc Logistics Partners LP
By: Arc Logistics GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Signature Page

Purchase Agreement

EXHIBIT A

FORM OF ASSIGNMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made by and between EFS Midstream Holdings, LLC, a Delaware limited liability company (“Assignor”), and [Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company] [Lightfoot Capital partners, LP, a Delaware limited partnership] [Lightfoot Capital Partners GP, LLC, a Delaware limited liability company] (“Assignee”), effective as of [•] (the “Effective Date”).

WHEREAS, Assignor is the owner of certain of the membership interests in Arc Terminals Joliet Holdings LLC, a Delaware limited liability company (the “Company”) pursuant to the Limited Liability Company Agreement of the Company, effective as of February 19, 2015 (as the same may be amended from time to time, the “LLC Agreement”);

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement by and among Assignor, Assignee and the other parties thereto, dated as of August 29, 2017 (the “Purchase Agreement”), pursuant to which Assignee is purchasing the Assigned Interests (as defined below) from Assignor; and

WHEREAS, in connection with the Closing (as such term is defined in the Merger Agreement), Assignor wishes to transfer to Assignee, and Assignee wishes to accept from Assignor, membership interests in the Company equal to [•]% of the membership interests in the Company outstanding as of the Effective Date (the “Assigned Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Assignor does hereby transfer, assign, convey and deliver to Assignee all of the Assigned Interests including, without limitation (a) the Assignor’s rights to receive profits, compensation, and other distributions from the Company attributable to the Assigned Interests which accrue after the date hereof, and (b) each, every and all of the rights, titles, interests and benefits of whatsoever kind or character now or thereafter accruing to the Assigned Interests (collectively, the “Assignment”).

2. Assumption. Assignee accepts such Assignment and agrees to be bound by the terms of the LLC Agreement in place of Assignor, and Assignee hereby assumes all of the past, present and future liabilities, duties and obligations of Assignor under or allocable to the Assigned Interests, subject to the terms of the Purchase Agreement.

3. Representations and Warranties. Assignor represents and warrants to Assignee that as of the date hereof, Assignor is the sole legal and equitable owner of the entirety of the Assigned Interests and the Assigned Interests transferred hereby to Assignee are free and clear of all liens, encumbrances, or security interests (in each case other than transfer restrictions under applicable securities laws), subject to the terms and conditions of the LLC Agreement and the Purchase Agreement.

Exhibit A - 1

Purchase Agreement

4. Consent to Assignment. The Assignor, as a Member of the Company on the Effective Date, hereby approves and consents to the Assignment and consents to the Assignee becoming a Member of the Company in the place and stead of Assignor with respect to the Assigned Interests as of the Effective Date for all purposes.

5. Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

6. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof which may require the application of the law of another jurisdiction.

7. Entire Agreement. This Agreement, the LLC Agreement, the Purchase Agreement and the other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

8. Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limitation of the foregoing, Assignor agrees to execute, acknowledge and deliver to the Assignee all such other additional instruments, notices, and other documents and to do all to more fully and effectively grant, convey and assign to the Assignee the Assigned Interests conveyed hereby and intended so to be.

9. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including delivery by email) to the other party.

* * * * *

Exhibit A - 2

Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Assignor”

EFS MIDSTREAM HOLDINGS, LLC

By:
Name:
Title:

“Assignee”

[•]

By:
Name:
Title:

Exhibit A - 3

Purchase Agreement

EXHIBIT B

FORM OF AMENDED LLC AGREEMENT

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARC TERMINALS JOLIET HOLDINGS LLC

a Delaware Limited Liability Company

Dated as of [•], 2017

Limited liability company interests in Arc Terminals Joliet Holdings LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in this Amended and Restated Limited Liability Company Agreement of Arc Terminals Joliet Holdings LLC, as such may be amended or restated from time to time, and applicable federal and state securities laws.

Exhibit B - 1

Purchase Agreement

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

1.01	Certain Definitions	6
1.02	Construction	15

ARTICLE II
ORGANIZATION

2.01	Continuation of the Company	16
2.02	Name	16
2.03	Registered Office; Registered Agent	16
2.04	Principal Office	16
2.05	Purpose; Powers	16
2.06	Fiscal Year; Tax Year	17
2.07	Foreign Qualification Governmental Filings	17
2.08	Term	17
2.09	No State Law Partnership	17

ARTICLE III
MEMBERS

3.01	Members	17
3.02	Additional Members	17
3.03	Withdrawing Member	18
3.04	Representations and Warranties	18
3.05	Liability to Third Parties	19

ARTICLE IV
INTERESTS; PREEMPTIVE RIGHTS

4.01	Interests	19
4.02	Withdrawal or Return of Capital	21
4.03	Regulatory Approval	21
4.04	Company-Held Interests	21

ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS

5.01	Distributions	21
5.02	Allocations	22
5.03	Amounts Withheld	25

Exhibit B - 2

Purchase Agreement

ARTICLE VI
MANAGEMENT

6.01	Authority of the Managing Member	25
6.02	Actions Requiring Consent of both EFS and the Managing Member	26
6.03	Action Requiring Consent of the Managing Member and EFS if EFS Owns the Threshold Ownership	28
6.04	Actions Requiring Consultation with EFS	30
6.05	Affiliate Contracts	30
6.06	Subsidiary Governance	31
6.07	Other Projects and Businesses	31
6.08	Indemnification; Limitation of Liability	32
6.09	No Recourse Against Nonparty Affiliates	33

ARTICLE VII
TRANSFERS

7.01	Limitations on Transfer	34
7.02	Right of First Offer	36
7.03	Direct Tag-Along Right	37
7.04	Indirect Tag-Along Right	38
7.05	Drag-Along Right	39
7.06	Potential Purchaser Access	40
7.07	Effect of Impermissible Transfer	40

ARTICLE VIII
RIGHTS OF MEMBERS; CONFIDENTIALITY

8.01	Access to Information	41
8.02	Budget	41
8.03	Financial Reports	42
8.04	Audits	43
8.05	Confidentiality	43
8.06	Press Releases	43

ARTICLE IX
TAXES

9.01	Tax Returns	44
9.02	Tax Elections	44
9.03	Tax Audits	44

ARTICLE X
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01	Maintenance of Books and Records	45
10.02	Reports	45
10.03	Bank Accounts	45

Exhibit B - 3

Purchase Agreement

ARTICLE XI
DISSOLUTION, LIQUIDATION AND TERMINATION

11.01	Dissolution	45
11.02	Liquidation and Termination	45
11.03	Cancellation of Filing	46

ARTICLE XII
GENERAL PROVISIONS

12.01	Notices	46
12.02	Entire Agreement; Supersedure	46
12.03	Effect of Waiver or Consent	47
12.04	Amendment or Modification	47
12.05	Survivability of Terms	47
12.06	Binding Effect	47
12.07	Governing Law; Severability	47
12.08	Consent to Jurisdiction; Waiver of Jury Trial	48
12.09	Further Assurances	48
12.10	Title to Company Property	48
12.11	Waiver of Action for Partition	48
12.12	Counterparts	48
12.13	Electronic Transmissions	48

Exhibit A – Members, Classes, Capital Contributions and Units

Exhibit B – Valuation Disagreement Procedure

Exhibit B - 4

Purchase Agreement

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARC TERMINALS JOLIET HOLDINGS LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”), dated as of [•], 2017 (the “Effective Date”), of Arc Terminals Joliet Holdings LLC, a Delaware limited liability company (the “Company”), is made and entered into by and between EFS Midstream Holdings LLC, a Delaware limited liability company (or any Transferee of Common Units from EFS or a Transferee, in accordance with Section 7.01(b), of Common Units from EFS and the consent, voting and other similar rights attributable to EFS’ ownership of Common Units set forth in this Agreement, as applicable, “EFS”), Arc Terminals Holdings LLC, a Delaware limited liability company (“Arc”), the Company and the other members party hereto (the “Lightfoot Members”).

RECITALS

WHEREAS, the Company was organized as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State of the State of Delaware pursuant to the Act on February 9, 2015;

WHEREAS, the Company and Arc (in its capacity as service provider and, as such, the “Services Provider”), entered into that certain Management Services Agreement, dated as of May 14, 2015 (the “Management Services Agreement”), pursuant to which the Services Provider manages certain day-to-day operations of the Company as set forth in the Management Services Agreement;

WHEREAS, on May 14, 2015, EFS and Arc entered into that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Existing A&R LLC Agreement”);

WHEREAS, on August 29, 2017, Lightfoot Capital Partners LP (“Lightfoot LP”), Lightfoot Capital Partners GP LLC (“Lightfoot GP”), Zenith Energy U.S. Logistics Holdings, LLC (“Zenith Purchaser”) and EFS entered into that certain Purchase Agreement (the “Joliet PA”) whereby Lightfoot LP, Lightfoot GP and Zenith Purchaser agreed to purchase from EFS certain of the outstanding Interests (as defined below) as set forth in the Joliet PA on the terms and subject to the conditions set forth in the Joliet PA;

WHEREAS, on the Effective Date, (i) Lightfoot LP, Lightfoot GP and Zenith Purchaser acquired the Interests as contemplated by the Joliet PA, (ii) Lightfoot LP and Lightfoot GP distributed their respective Interests to their respective equity holders, which are EFS and the Lightfoot Members, and (iii) Zenith Purchaser transferred the Interests that it acquired to Arc; and

WHEREAS, as contemplated by the Joliet PA, the Members desire to amend and restate the Existing A&R LLC Agreement in its entirety to add the Lightfoot Members as Members and to amend certain other provisions thereof, as set forth specifically herein.

Exhibit B - 5

Purchase Agreement

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Company hereby amend and restate the Existing A&R LLC Agreement in its entirety and adopt the following as the “limited liability company agreement” (as defined in the Act) of the Company:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Accelerated Drag Right” has the meaning set forth in Exhibit B.

“Accelerated Funding Right” has the meaning set forth in Exhibit B.

“Act” means the Delaware Limited Liability Company Act.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant accounting period, after giving effect to the following adjustments:

(a) adding to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) subtracting from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with the first Person. Notwithstanding the foregoing, (i) no Member shall be deemed to be an Affiliate of any Member solely by virtue of the Member’s respective ownership of equity interests in the Company and (ii) the Company shall not be deemed to an Affiliate of any Subsidiary, and a Subsidiary shall not be deemed to be an Affiliate of the Company or any Subsidiary.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Appraisers” has the meaning set forth in Exhibit B.

“Approved Budget” means a budget described in, and approved pursuant to, Section 8.02.

“Arc” has the meaning set forth in the introductory paragraph hereof.

Exhibit B - 6

Purchase Agreement

“Available Cash” means, with respect to any Fiscal Quarter: (a) the sum of all cash and cash equivalents of the Company and its Subsidiaries on hand at the end of such Fiscal Quarter, less (b) subject to Section 6.03(a), the amount of any cash reserves established by the Managing Member to provide for the proper conduct of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, “Available Cash” with respect to the Fiscal Quarter in which the Company is dissolved and its liquidation commences and any subsequent Fiscal Quarter shall equal zero.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the Book Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as jointly determined by the Managing Member and EFS at the time of contribution;

(b) the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member (unless such adjustment disproportionately affects the current and expected future income tax allocations to EFS under Article V, in which case such determination shall be made jointly by the Managing Member and EFS) taking into account the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as of the following times: (i) immediately before the acquisition of any interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company; (ii) immediately before the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) immediately before the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Book Value of any non-cash Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined jointly by the Managing Member and EFS; and

(d) the Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of a Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of maintaining Capital Accounts. For purposes of clause (b), the Managing Member shall timely provide all information reasonably requested by EFS to

Exhibit B - 7

Purchase Agreement

determine whether any proposed adjustment described in clause (b) disproportionately affects the current and expected future income tax allocations to EFS. EFS shall have fifteen (15) business days from the date the Managing Member provides EFS with the information requested to determine whether such proposed adjustment disproportionately affects the current and expected future income tax allocations to EFS and, if so, to notify the Managing Member of such determination. If EFS provides notice to the Managing Member setting forth any disproportionate affect of the proposed adjustment to EFS prior to the expiration of such fifteen (15)-day period, the gross fair market values of any assets impacted by such adjustment will be jointly determined by the Managing Member and EFS. No Tax Return shall be filed reflecting any adjustment under clause (b) unless and until the procedures described in this paragraph have been complied with in full.

“Business” means the development, construction, ownership and operation of the JBBR Terminal, and such other business as may be approved from time to time by the Members in accordance with 6.02(o).

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York, are authorized or obligated by law to close.

“Capital” means the amount of cash and the fair market value, as jointly determined by the Managing Member and EFS, of any property (net of any liabilities assumed by the Company or which are secured by any property contributed by such Member to the Company) contributed to the Company by the Members pursuant to the terms of this Agreement.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there will be added (i) the amount of cash and the fair market value of any other asset contributed by such Member to the Company pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company income or gain, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there will be subtracted (i) the amount of cash and the fair market value of any other Company assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company deduction or loss, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event any Interest is Transferred (other than by pledge of, or grant of a security interest in, such Interest) in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Interest that is Transferred.

“Capital Contribution” means any amount of Capital contributed to the Company by a Member pursuant to the terms of this Agreement. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of the Units of such Member.

Exhibit B - 8

Purchase Agreement

“Certificate” has the meaning set forth in the recitals hereof.

“Code” means the Internal Revenue Code of 1986.

“Common Units” means the Common Units issued to the Members as set forth on Exhibit A as of the Effective Date and any other Units issued after the Effective Date that are designated as Common Units.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Contracting Parties” has the meaning set forth in Section 6.09.

“Control” means (a) as to any Entity, the possession, directly or indirectly, through one or more intermediaries, of the right to more than 50% of the distributions therefrom (including liquidating distributions), or (b) as to any Person (including Entities), the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such Entity by contract or otherwise.

“Depreciation” shall mean, for each applicable accounting period, an amount equal to the depreciation or other cost recovery deduction allowable under United States federal income tax principles with respect to Company property for such period, except that (A) with respect to any property the Book Value of which differs from its adjusted tax basis for United States federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Treasury Regulations Section 1.704-3(d), “Depreciation” for such period shall be the amount of such Book Value recovered for such period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (B) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such period, “Depreciation” shall be an amount that bears the same ratio to such beginning Book Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such period is zero, “Depreciation” with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Managing Member.

“Direct Tag-Along Members” has the meaning set forth in Section 7.03(a).

“Direct Tag-Along Offer” has the meaning set forth in Section 7.03(a).

“Direct Tag-Along Right” has the meaning set forth in Section 7.03(a).

“Direct Tag-Along Transfer” has the meaning set forth in Section 7.03(a).

“Direct Tag-Along Transferor” has the meaning set forth in Section 7.03(a).

“Drag-Along Interest” has the meaning set forth in Section 7.05(a).

Exhibit B - 9

Purchase Agreement

“Drag-Along Members” has the meaning set forth in Section 7.05(a).

“Drag-Along Rights” has the meaning set forth in Section 7.05(a).

“Drag-Along Threshold” has the meaning set forth in Section 7.05(a).

“Drag-Along Transaction” has the meaning set forth in Section 7.05(b).

“Drag-Along Transferee” has the meaning set forth in Section 7.05(a).

“Drag-Along Transferor” has the meaning set forth in Section 7.05(a).

“EBITDA” means net earnings without deduction of interest expenses, taxes, depreciation and amortization, as calculated in accordance with U.S. GAAP, but excluding extraordinary items.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Effective Date Disputes” means JBBR’s disputes with Ragnar Benson Construction LLC, Wilson & Company, Inc., Engineers & Architects, and CenterPoint Properties Trust regarding certain contractual obligations and operational issues, including with respect to the steam and condensate system and thermal fluid system at the JBBR Terminal.

“EFS” has the meaning set forth in the introductory paragraph hereof.

“Entity” means any estate, corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association or other entity.

“Escrow Amount” has the meaning set forth in Exhibit B.

“Existing A&R LLC Agreement” has the meaning set forth in the recitals hereof.

“Final Per-Unit Price” has the meaning set forth in Exhibit B.

“First Appraiser” has the meaning set forth in Exhibit B.

“First Per-Unit Price” has the meaning set forth in Exhibit B.

“Fiscal Quarter” means each three-calendar-month period ending on March 31, June 30, September 30 or December 31 of any calendar year, except as otherwise agreed in accordance with Section 6.02(c).

“Fiscal Year” has the meaning set forth in Section 2.06.

“Growth Project” means any capital asset expansion or capital asset enhancement, or series of related capital asset expansions and capital asset enhancements, that is intended to: (a) increase the long-term commercial operating capacity of the Company’s or its Subsidiaries’ operations as in place at the Effective Date; (b) diversify the commercial activities at the JBBR Terminal; or (c) increase or diversify the revenue sources attributable to activities at the JBBR Terminal.

Exhibit B - 10

Purchase Agreement

“HSR Act” has the meaning set forth in Section 4.03.

“Indemnified Losses” has the meaning set forth in Section 6.08(c).

“Indemnitee” has the meaning set forth in Section 6.08(c).

“Initial Budget” has the meaning set forth in Section 8.02(a).

“Interest” means the limited liability company interest of a Member in the Company at any particular time, as evidenced initially by the Units.

“JBBR LLC” means Joliet Bulk, Barge & Rail LLC, a Delaware limited liability company.

“JBBR LLC Interests” means any equity interests in JBBR LLC.

“JBBR Terminal” means the hydrocarbon terminal facility, barge terminal, and pipeline assets, and assets related to each of the foregoing, owned by JBBR LLC and its Subsidiaries.

“Joliet PA” has the meaning set forth in the recitals hereof.

“Lightfoot GP” has the meaning set forth in the recitals hereof.

“Lightfoot LP” has the meaning set forth in the recitals hereof.

“Lightfoot Members” has the meaning set forth in the introductory paragraph hereof.

“Lookback Period” has the meaning set forth in Section 6.02(p).

“Look Forward Period” has the meaning set forth in Section 6.02(p).

“Major Breach” means, with respect to any Member: (a) a material breach by such Member of any provision of this Agreement which shall not have been cured in all material respects within 30 days (or, as to payment defaults, 15 days) after written notice thereof from a non-breaching Member; provided that the foregoing cure period as to any such material breach (other than a payment default) shall be extended for an additional 30 days so long as the breaching Member shall have be diligently proceeding to cure in all material respects such breach and such breach is reasonably capable of being cured in all material respects prior to the expiration of such additional 30-day period; (b) in the case of any Member that is an Affiliate of the Services Provider, (i) any termination of the Management Services Agreement by the Company on account of a Manager Event of Default (as defined therein) pursuant to Section 10.1(a)(iii) thereof or (ii) the Services Provider ceases to be directly or indirectly owned 100% by the Partnership; (c) such Member becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, makes an assignment for the benefit of creditors or commences insolvency, receivership, reorganization or bankruptcy or similar

Exhibit B - 11

Purchase Agreement

proceedings; (d) insolvency, receivership, reorganization or bankruptcy or similar proceedings are commenced against such Member and such proceedings remain undismissed or unstayed for an aggregate period of 90 days; (e) any trustee, receiver, conservator or liquidator of such Member or of all or any substantial part its properties is appointed with or without the consent of or acquiescence of such Member and such appointment remains unvacated and unstayed for an aggregate period of 90 days or (f) a Transfer by such Member in violation of this Agreement.

“Major Breaching Member” means any Member that has committed a Major Breach and any other Member that is an Affiliate of such Member.

“Management Services Agreement” has the meaning set forth in the recitals hereof.

“Managing Member” has the meaning set forth in Section 6.01(a).

“Material Competitor” means, at any time, any Person operating a hydrocarbon rail terminal with unit-train capability that is located within a 50 mile radius of the JBBR Terminal.

“Material Customer” means, as of any date, any customer from whom the Company and its Subsidiaries derived in excess of 5% of their combined gross revenues during the four completed calendar quarters immediately preceding such date.

“Member” means any Person who (a) owns Interests and is executing this Agreement on the Effective Date, (b) is a direct Transferee of Interests from a Member and has been admitted as a Member in accordance with the provisions of this Agreement or (c) is issued Interests after the Effective Date by the Company in accordance with this Agreement and who executes a counterpart signature to this Agreement in accordance with Section 3.02, but in each case does not include any Person who has ceased to hold any Interests.

“Member Indemnitors” has the meaning set forth in Section 6.08(f).

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Modified Appraisers” has the meaning set forth in Exhibit B.

“Modified Final Per-Unit Price” has the meaning set forth in Exhibit B.

“Modified First Appraiser” has the meaning set forth in Exhibit B.

“Modified First Per-Unit Price” has the meaning set forth in Exhibit B.

Exhibit B - 12

Purchase Agreement

“Modified Second Appraiser” has the meaning set forth in Exhibit B.

“Modified Second Per-Unit Price” has the meaning set forth in Exhibit B.

“Modified Third Per-Unit Price” has the meaning set forth in Exhibit B.

“Nonparty Affiliates” has the meaning set forth in Section 6.09.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Offered Units” has the meaning set forth in Section 7.02(a).

“Offering Notice” has the meaning set forth in Section 7.02(b).

“Partnership” means Arc Logistics Partners LP, a Delaware limited partnership.

“Permitted Transferee” means, with respect to a Person that is not a natural person, an Affiliate that is a wholly owned subsidiary of the transferring Member or the transferring Member’s parent entity (including a subsidiary wholly owned by one or more Members).

“Person” means any individual or Entity.

“Required Valuations” has the meaning set forth in Exhibit B.

“ROFO Closing Date” has the meaning set forth in Section 7.02(c).

“ROFO Notice Period” has the meaning set forth in Section 7.02(b).

“ROFO Offer” has the meaning set forth in Section 7.02(c).

“ROFO Transfer Period” has the meaning set forth in Section 7.02(d).

“Second Appraiser” has the meaning set forth in Exhibit B.

“Second Per-Unit Price” has the meaning set forth in Exhibit B.

“Securities Act” means the Securities Act of 1933.

“Services Provider” has the meaning set forth in the recitals hereof.

“Subject Drag Interests” has the meaning set forth in Section 7.05(a).

“Subject Tag Interests” has the meaning set forth in Section 7.03(a).

Exhibit B - 13

Purchase Agreement

“Subsidiary” means, with respect to any specified Entity, any corporation, association, partnership or other business entity (a) that is Controlled by such Entity or (b) the outstanding equity securities entitled to more than 50% of the distributions therefrom are held, directly or indirectly, by such Entity. Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein shall refer to a Subsidiary or the Subsidiaries of the Company.

“Tax Year” has the meaning set forth in Section 2.06.

“Third Appraiser” has the meaning set forth in Exhibit B.

“Third Party” means any Person other than a Member or an Affiliate of a Member.

“Threshold Ownership” means that the Capital Contributions of EFS and its Affiliates represent at least 15% of the aggregate Capital Contributions made to the Company.

“Transfer” means, with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting power or other encumbrance, or any other direct or indirect transfer of beneficial interest, whether voluntary or involuntary, by operation of law or judicial decree and including the direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting interest or other encumbrance or any other direct or indirect transfer of beneficial interest in such Person by a Controlling Person, including in each such case (a) as part of any liquidation of assets, (b) in connection with any merger, consolidation, exchange, recapitalization, reorganization, conversion, cancellation, redemption or repurchase transaction whether by plan, contract or right contained in a security, (c) in connection with a change of Control or (d) as a part of any reorganization pursuant to federal or state bankruptcy laws or similar debtor relief laws. Notwithstanding the foregoing, (x) changes in the direct or indirect ownership of Arc’s Interests will not be deemed to be a Transfer so long as such changes do not result in a Warburg Change of Control; (y) changes in the direct or indirect ownership of General Electric Company will not be deemed to be a Transfer and (z) the direct or indirect incurrence of any security interest, lien or other encumbrance on any of the Interests in connection with any financing arrangement for borrowed money will not be deemed a Transfer.

“Transferring Member” has the meaning set forth in Section 7.02(a).

“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code.

“Unit Sharing Percentage” means, with respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total number of Common Units held by such Member at the time of calculation and the denominator of which is the total number of Common Units held by all Members at the time of calculation.

“Units” means the Interests and includes the Common Units and any other class of units or other equity securities of the Company issued after the Effective Date.

Exhibit B - 14

Purchase Agreement

“U.S. GAAP” has the meaning set forth in Section 8.03(a).

“Warburg Change of Control” means a Transfer that results in Warburg Fund Entities either: (a) ceasing to collectively, beneficially own, directly or indirectly, a greater percentage of the equity securities entitled to distributions (including liquidating distributions) from either Arc (or its successors, as applicable) or the Company (except if such Transfer is subject to Section 7.03), in each case than any other Person or (b) having Transferred, since the Effective Date, in the aggregate and other than to Permitted Transferees, equity securities in Zenith LP (or its successors, as applicable) that were issued by Zenith LP (or its successors, as applicable) to Warburg Fund Entities in exchange for more than 50% of the aggregate capital contributions funded to Zenith LP by Warburg Fund Entities in connection with the closing of the transactions contemplated by the Merger Agreement or from time to time thereafter, but prior to the date of the relevant Transfer.

“Warburg Fund Entity” means any private equity fund or investment vehicle advised or managed by Warburg Pincus LLC or an Affiliate of Warburg Pincus LLC.

“Zenith LP” means Zenith Energy U.S., L.P., a Delaware limited partnership.

“Zenith Purchaser” has the meaning set forth in the recitals hereof.

1.02 Construction.

(a) Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Derivative forms of defined terms will have correlative meanings. The words “includes” or “including” shall mean “including, without limitation,”. All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time. Titles appearing at the beginning of any subdivision of this Agreement are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. When any provision of this Agreement authorizes a Member to make a determination or to use its discretion, except as expressly set forth herein such authorization includes the authority of such Member to make a determination or exercise discretion in its respective sole and absolute judgment. Any reference to any contract or agreement (including exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement, as amended, restated or otherwise modified, unless the context requires otherwise. Any reference to a law will include all rules and regulations promulgated thereunder (including amendments thereto), and references to a law will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing such law.

Exhibit B - 15

Purchase Agreement

(b) References to a Person include such Person’s permitted direct Transferees. Any Person admitted to the Company as a Member following the permissible Transfer of Interests from a Member shall succeed to all of the rights, duties and obligations of its Transferor with respect to such Interests under this Agreement, except that any control, consent, voting or similar rights of a Member set forth in this Agreement shall be controlled by the Member designated by such Member’s Transferees holding the majority of the Interests held by such Member as of the Effective Date.

(c) Each Member acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

2.01 Continuation of the Company. This Agreement amends and restates in its entirety the Existing A&R Agreement. For the avoidance of doubt, the Members waive any breach of Article VII of the Existing A&R Agreement arising from the transactions described in the recitals hereof. The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties and liabilities of each Member shall be as provided in the Act.

2.02 Name. The name of the Company is Arc Terminals Joliet Holdings LLC. Company business will be conducted in such name or such other names that comply with applicable law as the Managing Member may select from time to time. The Managing Member shall cause the Company to file such assumed or fictitious name certificates or similar instruments as may from time to time be required by law.

2.03 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.

2.04 Principal Office. The principal office of the Company will be at 725 Fifth Avenue, 19th Floor, New York, New York or such other location as the Managing Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Managing Member may determine appropriate.

2.05 Purpose; Powers. The Company is organized for the purpose of (a) engaging in the Business through the Company’s ownership of the JBBR LLC Interests and (b) subject to Section 6.02(o) , engaging in any other lawful act or activity for which limited liability companies may be formed under the Act. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.

Exhibit B - 16

Purchase Agreement

2.06 Fiscal Year; Tax Year. Except as otherwise agreed in accordance with Section 6.02(c), the fiscal year of the Company (the “Fiscal Year”) for financial statement purposes will end on December 31. The tax year of the Company (the “Tax Year”) for any applicable income or franchise tax purposes will end on December 31 unless otherwise required under applicable law.

2.07 Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Managing Member will cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. The Managing Member is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08 Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and will continue in existence until terminated pursuant to this Agreement.

2.09 No State Law Partnership. No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member as a partner or joint venturer of any other Member for any purposes other than federal and state tax purposes.

ARTICLE III

MEMBERS

3.01 Members. As of the Effective Date, Arc, EFS and the Lightfoot Members are the sole Members of the Company. The names, addresses, deemed initial Capital Contributions and number and class of Units of the Members are set forth on Exhibit A. The Managing Member is hereby authorized and directed to complete or amend Exhibit A to reflect the admission of an additional Member, the withdrawal of a Member, the change of address of a Member, the additional Capital Contribution of a Member, the failure of a Member to make a required Capital Contribution, the number and classes of Units of a Member and other information called for by Exhibit A. Notwithstanding the foregoing, any failure by the Managing Member to make any such completion or amendment shall not affect the effectiveness of any such change. As set forth in Section 6.01, Members shall not have any right to act on behalf of or with respect to the Company except to the extent expressly authorized to do so by the provisions hereof.

3.02 Additional Members. In connection with any Transfer or issuance of Interests permitted hereunder, additional Persons may be admitted to the Company as Members and Interests may be created and issued to such Persons, which may include making Capital Contributions. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement.

Exhibit B - 17

Purchase Agreement

3.03 Withdrawing Member. Upon the direct Transfer of all of the Interests held by a Member, the Transferor Member will cease to be a Member and to have the rights and powers afforded to a Member under this Agreement, and the Transferor Member will be released from all obligations under this Agreement arising from such Person’s status as a Member except (a) those obligations that by their express terms survive the termination of a Person’s status as a Member as set forth in Section 12.05, (b) those obligations or liabilities of the Transferor Member arising out of a breach of this Agreement and (c) those obligations or liabilities of the Transferor Member based on events occurring, arising or maturing prior to the date of Transfer.

3.04 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member, on the Effective Date, on the date that such Member becomes a Member pursuant to the provisions of this Agreement and on each date such Member makes a Capital Contribution or purchases Interests, that:

(a) such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is or its assets are bound;

(c) all property contributed to the Company by such Member is duly and lawfully acquired and is contributed to the Company without any liens or encumbrances;

(d) such Member alone or together with such Member’s representatives possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding an Interest and that such Member is able to bear all such economic risks now and in the future;

(e) such Member has had access to all of the information with respect to such Member’s Interest that such Member deems necessary to make a complete evaluation thereof;

(f) such Member’s decision to acquire an Interest for investment has been based solely upon the evaluation made by such Member;

(g) such Member is aware that such Member must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because the Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, the Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

Exhibit B - 18

Purchase Agreement

(h) such Member is aware that only the Company can take action to register the Interests and that the Company is under no such obligation to do so;

(i) such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Interests, and such Member will not seek to effect any Transfer other than in accordance with such restrictions;

(j) such Member is and will be acquiring its Interests for investment purposes only for its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws; and

(k) such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (but excluding for such purpose Rule 501(a)(4)).

3.05 Liability to Third Parties. No Member will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.

ARTICLE IV

INTERESTS; PREEMPTIVE RIGHTS

4.01 Interests.

(a) General. Each Member’s Interests will be represented by its Capital Account and by Units issued by the Company to such Member. The initial class of authorized Units is the Common Units. Except as expressly set forth herein, the Units have no voting rights and do not confer the right to vote on matters related to the Company or otherwise. The obligations of each Member hereunder shall be several and not joint.

(b) Initial Capital Contributions.

(i) Each Member’s deemed Capital Contributions as of the Effective Date are set forth opposite such Member’s name on Exhibit A.

(ii) Each Member’s deemed Capital Account balance as of the Effective Date is set forth opposite such Member’s name on Exhibit A.

(c) Additional Capital Contributions; Preemptive Rights.

(i) No further Capital Contributions nor Interest purchases will be required from any Member without such Member’s prior written consent, and no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account.

Exhibit B - 19

Purchase Agreement

(ii) If at any time the Managing Member, on behalf of the Company, requests additional Capital Contributions or issues Interests other than Common Units other than requests for Capital Contributions from Third Parties pursuant to Section 4.01(c)(iv)(C)(1), then each Member (other than any Major Breaching Member) will have the option, but will not be obligated, to contribute a portion of any such requested additional Capital Contributions or to purchase a portion of such Interests, as applicable, in an amount equal to such Member’s Unit Sharing Percentage (calculated by disregarding all Common Units held by Major Breaching Members) and shall receive as consideration therefor (A) in the case of additional Capital Contributions, the number of Common Units as set forth in this Section 4.01(c), and (B) in the case of other Interests, the type and number of Interests as set forth in this Section 4.01(c). If any Members do not contribute all or any part of their portion (including as set forth in this sentence) of any such requested additional Capital Contributions or Interests, the other Members (other than any Major Breaching Members) may, but will not be obligated to, contribute or purchase such Members’ noncontributed portion pro rata based on their respective Unit Sharing Percentages (calculated by disregarding all Common Units held by Major Breaching Members) and receive the applicable consideration in respect therefor. Common Units and Interests will be issued or sold for the amounts set forth in this Section 4.01(c).

(iii) If at any time the Managing Member, on behalf of the Company, desires to request additional Capital Contributions (in exchange for Common Units) or issues Interests other than Common Units, the Company shall deliver to the Members a notice specifying (A) the aggregate amount of the Capital Contributions requested or the aggregate purchase price for the Interests to be issued, as applicable, (B) the price per Common Unit or Interest, as applicable (the price being determined as set forth in this Section 4.01(c)), (C) the terms and conditions applicable to such Interests, if applicable, (D) each Member’s share thereof (determined in accordance with Section 4.01(c)(i)), (E) the date by which such Capital Contribution or purchase of Interests is required to be funded, which shall, unless waived by a Member, be not less than 20 Business Days after such notice is given to the Members, and (F) wiring instructions for the bank account to which such Capital Contribution or purchase price shall be transferred. Any Member desiring to participate in such Capital Contribution or purchase of Interests must provide notice thereof, including the amount of Capital Contributions or Interests it desires to purchase (including overallotments) at least 10 Business Days prior to the date of funding set forth in the Company’s notice. Any such notice from a Member shall be irrevocable and binding upon such Member.

(iv) Common Units and other Interests shall only be issued in exchange for the following amounts of Capital Contributions or purchase price, respectively:

(A) each Common Unit may be issued for $18,750 in Capital Contributions;

(B) each Common Unit or other Interest may be issued for such Capital Contributions or purchase price, respectively, as mutually agreed to by the Managing Member and EFS; or

Exhibit B - 20

Purchase Agreement

(C) if the Managing Member desires to cause the Company to request Capital Contributions, the Managing Member does not desire that the amount of Capital Contributions per Common Unit in connection with such request be as set forth in Section 4.01(c)(iv)(A) and, following 30 days of good faith negotiations, the Managing Member and EFS are unable to mutually agree to an amount of Capital Contributions per Common Unit in connection with such request pursuant to Section 4.01(c)(iv)(B), then each Common Unit may be issued for:

(1) in a request for Capital Contributions solely to Third Parties (provided that, for the avoidance of doubt, no Member shall be entitled to exercise such Member’s rights pursuant to Section 4.01(c)(ii) in connection with any such request), for such amount of Capital Contributions that such Third Parties agree to pay for such Common Units in a bona fide, arms’-length negotiated transaction; or

(2) for such amount of Capital Contributions as is determined pursuant to the procedures set forth on Exhibit B.

4.02 Withdrawal or Return of Capital. Except as provided in this Agreement, no Member is entitled to the return of or has the right to withdraw any part of its Capital Contribution from the Company prior to its liquidation and termination pursuant to Article XI. No Member is entitled to be paid interest in respect of either its Capital Account or its Capital Contributions. Any unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

4.03 Regulatory Approval. If any regulatory approval, including the filing and the expiration of any waiting period under the Hart Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), is required prior to the issuance of any Interests, the Company will not issue such Interests, and no contribution will be required or permitted in respect thereof, until such approval has been obtained (or in the case of the HSR Act, such filing has been completed and such waiting period has expired). The Company and the Members will use their respective commercially reasonable efforts to comply promptly with all applicable regulatory requirements. The Company will bear all documented and reasonable third party fees and expenses, including all filing fees, incurred by it or the Members in connection with such compliance.

4.04 Company-Held Interests. Any Interests held by the Company will not entitle or bind any Person to any rights or obligations under this Agreement with respect to such Interests and will be deemed not issued and not outstanding for all purposes.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

5.01 Distributions.

(a) Distributions of Available Cash. Subject to applicable law, the Company will make quarterly distributions as soon as reasonably practicable (but in any event not later than 45 days) following the end of each Fiscal Quarter to the Members, pro rata in accordance with their Unit Sharing Percentages, in an aggregate amount equal to the Available Cash, if any, at such time.

Exhibit B - 21

Purchase Agreement

(b) Distributions in Cash. All distributions must be made in cash or cash equivalents except distributions pursuant to Section 11.02.

(c) Distributions in Error. Any distributions pursuant to this Section 5.01 made in error or in violation of Section 18-607(a) of the Act, will, upon good faith demand by the Managing Member (or EFS, if such distribution in error was received by the Managing Member), be returned to the Company.

5.02 Allocations.

(a) In General. Except as provided in Section 5.02(b), for purposes of maintaining Capital Accounts, items of Company income, gain, loss and deduction for each applicable accounting period shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such period to equal the amount (which may be negative) determined for such Member by subtracting item (ii) from item (i) below:

(i) the amount that would be distributed to such Member (other than any amounts treated as a guaranteed payment under Section 707(c) of the Code) if: (A) all Company assets were sold for cash equal to their Book Values; (B) all Company obligations were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt, to the Book Values of the assets securing or subject to such liability); and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 11.02(c); over

(ii) the sum of: (A) such Member’s share of the Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g) computed immediately prior to the hypothetical sale described above, (B) such Member’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), computed immediately prior to the hypothetical sale described above and (C) the amount, if any, that such Member is obligated to contribute to the capital of the Company computed after the hypothetical events described in Section 5.02(a)(i);

provided, however, notwithstanding anything to the contrary in this Section 5.02(a), the amount of items of Company deduction and loss allocated to any Member pursuant to this Section 5.02(a) shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in its Adjusted Capital Account at the end of any applicable accounting period. Items of deduction and loss in excess of such limitation shall be allocated to the Members who do not have deficit balances in their Adjusted Capital Accounts, pro rata, in proportion to the amounts that may be so allocated to them without causing them to have such deficit balances.

(b) Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.02(a), the following special allocations will be made in the following order of priority:

Exhibit B - 22

Purchase Agreement

(i) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during an applicable accounting period, then each Member will be allocated items of Company income and gain for such period (and, if necessary, for subsequent periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any applicable accounting period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) will be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2) and (j)(2)(ii). This Section 5.02(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to such Member in an amount and manner sufficient to eliminate any resulting deficit balance in such Member’s Adjusted Capital Account as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(b)(iii) were not in this Agreement. It is intended that this Section 5.02(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any applicable accounting period that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the terms of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iv) shall be made if and only to the extent that such Partner would have a Capital Account deficit in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.02(b)(iii) and this Section 5.02(b)(iv) were not in this Agreement.

Exhibit B - 23

Purchase Agreement

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Interests in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each applicable accounting period will be allocated to holders of Common Units in proportion to the relative number of Common Units held.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions will be allocated to the Members that bear the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii) Curative Allocations. The allocations contained in the foregoing provisions of this Section 5.02(b), and any allocations required following the proviso in Section 5.02(a), are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704. It is the intent of the Members and the Company that, to the extent possible, all such allocations shall be offset either with other such allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 5.02(b)(viii), so that after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if no such allocations had been made and all items were allocated pursuant to Section 5.02(a) (not including the allocations required following the proviso in Section 5.02(a)).

(c) Tax Allocations.

(i) Except as provided in Sections 5.02(c)(ii), to the maximum extent possible, for U.S. federal income tax purposes (and for purposes of any state or local income or franchise tax that follows the federal treatment), each item of Company income, gain, loss or deduction will be allocated among the Members in the same manner as the correlative item of income, gain, loss or deduction is allocated for purposes of maintaining Capital Accounts pursuant to this Article V.

(ii) Tax items with respect to any Company asset that has a Book Value that differs from its adjusted tax basis will be allocated among the Members for federal income tax purposes in a manner consistent with the Treasury Regulations promulgated under Code Sections 704(b) and 704(c) so as to take into account such

Exhibit B - 24

Purchase Agreement

difference as determined appropriate in the reasonable discretion of the Managing Member; provided, however, that the Managing Member shall elect to use the “remedial allocation method” described in Treasury Regulations Section 1.704-3(c) with respect to any asset of Company owned as of the Effective Date.

(d) Compliance with Subchapter K. Notwithstanding anything to the contrary in this Agreement, in the discretion of the Managing Member, with the consent of EFS, the Company may diverge from the allocations described herein as may be necessary or appropriate to comply with the provisions of subchapter K of the Code and the Treasury Regulations promulgated thereunder.

5.03 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members will be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 5.03 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any applicable provisions of any other federal, state or local law or any foreign law, and will allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE VI

MANAGEMENT

6.01 Authority of the Managing Member.

(a) Except as otherwise provided in this Agreement (including as provided in Section 6.02 or by applicable law), the power and authority to manage, direct and control the Company will be vested in Arc as the managing member (the “Managing Member”), and the Managing Member will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company. The Managing Member will not be entitled to any fee or other payment from the Company for its services in such capacity.

(b) If the Managing Member is a Major Breaching Member, Members holding the majority of the Units (not taking into account Units held by the Managing Member or its Affiliates) shall have the right, by notice to such Managing Member, to remove such Managing Member as Managing Member and appoint another Member as the Managing Member.

(c) The Managing Member shall meet with the Members (other than any Major Breaching Member), in person at the Managing Member’s offices or by teleconference, from time to time upon the reasonable request of any Member (other than any Major Breaching Member) (it being agreed that quarterly or monthly meetings, or meetings at such other intervals as the circumstances may warrant based on changes in the business or business plans of the Company and its Subsidiaries, are deemed by the Managing Member to be reasonable) to discuss the business and affairs (including financial condition and present or future operations) of the Company and its Subsidiaries. For the avoidance of doubt, none of the foregoing, by itself, shall satisfy the requirements of Section 6.02.

Exhibit B - 25

Purchase Agreement

(d) The Company will not have any officers or employees. The day-to-day management of the Company will be performed (i) by the Services Provider pursuant to the terms of the Management Services Agreement for so long as the Management Services Agreement remains in effect, (ii) if the Management Services Agreement is terminated by the Company on account of a Manager Event of Default (as defined therein) pursuant to Section 10.1(a)(iii) thereof, pursuant to a replacement agreement or arrangement as EFS may cause the Company to enter into (for the avoidance of doubt, the Company shall enter into such agreement or arrangement regardless of the applicability of Section 6.02), or (iii) in all other cases, pursuant to a replacement agreement or arrangement as the Managing Member and EFS may jointly agree (and, in the absence of any such replacement agreement or arrangement, by the Managing Member in accordance with the terms hereof).

6.02 Actions Requiring Consent of both EFS and the Managing Member. Notwithstanding anything herein or in the Management Services Agreement to the contrary, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the consent of the Managing Member and EFS (unless the Managing Member or EFS, as applicable, is a Major Breaching Member):

(a) the liquidation, dissolution, recapitalization or reorganization of the Company in any form of transaction;

(b) the filing of a voluntary bankruptcy or similar proceeding by the Company or any Subsidiary or the election not to contest any bankruptcy or similar proceeding filed against the Company or any Subsidiary;

(c) any material change in the Company or any Subsidiary’s Fiscal Quarter, Fiscal Year or other accounting policies;

(d) any material amendment to the Company’s or any Subsidiary’s organizational documents other than this Agreement (which is instead covered by Section 12.04);

(e) the merger or consolidation of the Company or any Subsidiary with or into any other Person, other than a merger or consolidation (i) between the Company and a wholly owned Subsidiary or between wholly owned Subsidiaries or (ii) pursuant to Section 7.05;

(f) the conversion of the Company from a limited liability company into any other form of Entity, other than pursuant to Section 7.05;

(g) issue or otherwise sell or repurchase, redeem, convert, exchange or otherwise acquire any Interests or equity interests of any Subsidiary, or amend the terms of any such Interests or equity interests, other than (i) issuances of equity interests of any Subsidiary wholly owned by the Company to the Company or another Subsidiary wholly owned by the Company or (ii) issuances of Common Units in exchange for Capital Contributions in compliance with Section 4.01(c);

Exhibit B - 26

Purchase Agreement

(h) request or permit Capital Contributions, other than in compliance with Section 4.01(c);

(i) the authorization or issuance of any convertible security, phantom equity instrument or similar right, or the amendment of the terms of any such security, instrument or right;

(j) the direct or indirect acquisition or ownership of equity interests in any Person other than a wholly owned Subsidiary;

(k) the sale, lease, pledge or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, other than pursuant to Section 7.05;

(l) entering into, terminating, amending or waiving any provision of any arrangement, contract or agreement with any Member or any of its Affiliates, other than (i) on arms’ length terms that are no less favorable to the Company than those available from unrelated third parties, (ii) as otherwise contemplated by the Management Services Agreement or (iii) issuances of Common Units or Interests to any Member or any of its Affiliates, or the receipt of Capital Contributions therefrom, in each case in compliance with Section 4.01(c);

(m) the incurrence of any operating or maintenance expense, other than (i) pursuant to an Approved Budget or an interim budget pursuant to Section 8.02(d), (ii) for emergency operational purposes that the Managing Member determines in good faith are necessary or (iii) any other operating and maintenance expenses not to exceed $500,000 in the aggregate annually;

(n) entering into any unincorporated joint venture or other similar partnership;

(o) the entry into any line of business, other than (i) the Business and (ii) any Growth Project permitted to be undertaken in accordance with this Agreement;

(p) the incurrence of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) that results in aggregate outstanding indebtedness of the Company and its Subsidiaries in excess of the greater of (i) $10,000,000 or (ii) an amount of indebtedness that would result in the ratio of pro forma indebtedness of the Company and its Subsidiaries to pro forma consolidated EBITDA of the Company and its Subsidiaries for the period of the four fiscal quarters most recently ended prior to the time of the incurrence of such indebtedness (the “Lookback Period”) exceeding 4.0 to 1.0 (in making the foregoing calculations on pro-forma basis: (A) all indebtedness (other than revolving indebtedness, except to the extent that the same is incurred to refinance other outstanding indebtedness) incurred or issued after the first day of the relevant Lookback Period shall be deemed to have been incurred (and the proceeds thereof applied) on the first day of such Lookback Period and remain outstanding through the date of determination; (B) all indebtedness assumed to be outstanding pursuant to preceding clause (A) shall be deemed to have borne interest at (1) the rate applicable thereto, in the case of fixed rate indebtedness, or (2) the rates

Exhibit B - 27

Purchase Agreement

which would have been applicable thereto during the respective period when the same was deemed outstanding, in the case of floating rate indebtedness (although interest expense with respect to any indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding); (C) in making any determination of consolidated EBITDA of the Company and its Subsidiaries, pro forma effect shall be given to any acquisition, Growth Project or other investment that was consummated or completed during the relevant Lookback Period as if the same had occurred and begun to generate EBITDA on the first day of such period; and (D) in making any determination of consolidated EBITDA of the Company and its Subsidiaries, pro forma effect shall be given to any acquisition, Growth Project or other investment that is expected to be consummated or completed after the end of the relevant Lookback Period and that is projected to generate EBITDA during the four fiscal quarter period following the consummation or completion such acquisition, Growth Project or other investment (the “Look Forward Period”) as if the EBITDA projected to be generated during the Look Forward Period had been generated on the first day of the relevant Lookback Period;

(q) the incurrence of any material liens except in respect of indebtedness permitted by Section 6.03(b);

(r) the election of, or any change in, (A) the manner in which either the Company is treated for tax purposes or any material item of income or expense of the Company is treated for tax purposes or (B) material tax policies of the Company;

(s) remove or replace the Company’s auditors; and

(t) the amendment or waiver of any provision of the Certificate.

6.03 Action Requiring Consent of the Managing Member and EFS if EFS Owns the Threshold Ownership. Notwithstanding anything herein or in the Management Services Agreement to the contrary, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the consent of the Managing Member and, if EFS has the Threshold Ownership, EFS (unless the Managing Member or EFS, as applicable, is a Major Breaching Member):

(a) any determination by the Managing Member to include in “cash reserves” for the purpose of the definition of Available Cash any reserves for growth capital expenditures;

(b) the incurrence of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) that results in aggregate outstanding indebtedness of the Company and its Subsidiaries in excess of the greater of (i) $10,000,000 or (ii) an amount of indebtedness that would result in the ratio of pro forma indebtedness of the Company and its Subsidiaries to pro forma consolidated EBITDA of the Company and its Subsidiaries for the Lookback Period exceeding 2.5 to 1.0 (in making the foregoing calculations on pro-forma basis: (A) all indebtedness (other than revolving indebtedness, except to the extent that the same is incurred to refinance other outstanding indebtedness) incurred or issued after the first day of the relevant Lookback Period shall be deemed to have been incurred (and the

Exhibit B - 28

Purchase Agreement

proceeds thereof applied) on the first day of such Lookback Period and remain outstanding through the date of determination; (B) all indebtedness assumed to be outstanding pursuant to preceding clause (A) shall be deemed to have borne interest at (1) the rate applicable thereto, in the case of fixed rate indebtedness, or (2) the rates which would have been applicable thereto during the respective period when the same was deemed outstanding, in the case of floating rate indebtedness (although interest expense with respect to any indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding); (C) in making any determination of consolidated EBITDA of the Company and its Subsidiaries, pro forma effect shall be given to any acquisition, Growth Project or other investment that was consummated or completed during the relevant Lookback Period as if the same had occurred and begun to generate EBITDA on the first day of such period; and (D) in making any determination of consolidated EBITDA of the Company and its Subsidiaries, pro forma effect shall be given to any acquisition, Growth Project or other investment that is expected to be consummated or completed after the end of the relevant Lookback Period and that is projected to generate EBITDA during the Look Forward Period as if the EBITDA projected to be generated during the Look Forward Period had been generated on the first day of the relevant Lookback Period; provided that the Company and its Subsidiaries may use the proceeds received in respect of indebtedness incurred pursuant to clause (i) of this Section 6.03(b) for any purposes, but may use only up to the amount of proceeds received in respect of indebtedness incurred pursuant to clause (ii) of this Section 6.03(b) minus the amount of indebtedness incurred pursuant to clause (i) of this Section 6.03(b) to fund Growth Projects;

(c) the incurrence of any growth capital expenditures (including in respect of Growth Projects) that are either (i) not funded through additional Capital Contributions or issuances of Interests or (ii) not on the existing site of the JBBR Terminal;

(d) any approval of any Growth Project or the incurrence of any growth capital expenditures in connection therewith, other than any Growth Project (i) with reasonably contemplated growth capital expenditures of no greater than $10,000,000, or (ii) with reasonably contemplated growth capital expenditures of no greater than $25,000,000 if such Growth Project has, at the time of approval of such Growth Project by the Managing Member, fee-based contracts with Third Party customers with projected EBITDA to the Company and its Subsidiaries thereunder and with respect to such Growth Project (within the term of such contracts) that would equal or exceed 50% of the reasonably contemplated growth capital expenditures of such Growth Project;

(e) entering into, extending or renewing, or terminating, amending or waiving, any provision of any contract or agreement (i) that has (or after such extension, renewal, amendment or waiver will have) expected revenues to the Company and its Subsidiaries (on a consolidated basis) in excess of $10,000,000 per year or (ii) that grants a Third Party exclusive use of an entire mode of transportation in and out of the JBBR Terminal; provided, however that the consent of EFS shall not be required with respect to contracts that would otherwise require the consent of EFS pursuant to clause (ii) of this Section 6.03(e) if such contracts relate to pipeline projects approved by the Managing Member after the Effective Date;

Exhibit B - 29

Purchase Agreement

(f) terminating, amending or waiving any provision of (i) the Terminal Services Agreement, dated as of May 28, 2014, by and between JBBR Pipeline LLC and ExxonMobil Oil Corporation or (ii) the Crude Oil Throughput and Deficiency Agreement, dated as of May 28, 2014, by and between JBBR Pipeline LLC and ExxonMobil Oil Corporation, in each case as amended, extended or renewed through the Effective Date;

(g) undertaking an initial public offering of equity securities of the Company or any Subsidiary;

(h) any cancellation or material reduction in coverage or limits of any insurance program (including environmental insurance) of the Company or any of its Subsidiaries, other than in respect of any Growth Project permitted to be undertaken in accordance with this Agreement; or

(i) the commencement or settlement of any material tax contest, environmental dispute or insurance claim or any material dispute, arbitration, litigation, mediation or other proceeding, in each case relating to the Company or any Subsidiary, other than settlement of disputes involving amounts in dispute of up to $10,000,000 (not including the Effective Date Disputes).

6.04 Actions Requiring Consultation with EFS. The Company must consult with EFS (with no obligation to reflect the views or responses of EFS) upon commencement of and during the continuation of any review of material accounting matters, including potential impairments, fair value measurements and annual audits.

6.05 Affiliate Contracts.

(a) Subject to the other provisions of this Agreement, if the Company or any Subsidiary enters into, terminates, amends or waives any provision of any arrangement, contract or agreement (including the Master Services Agreement) with any Member or any of its Affiliates, the Company will promptly provide copies of such agreement, termination, amendment or waiver to all Members.

(b) Notwithstanding anything to the contrary herein, EFS shall have the exclusive power and authority under this Agreement to act for and on behalf of the Company in connection with all Company action (or inaction) or determinations: (i) to terminate, amend or waive any provision of the Management Services Agreement, (ii) to enforce the terms of the Management Services Agreement or (iii) relating to any agreement entered into pursuant to Section 6.02(l) to which the Company or any of its Subsidiaries, on the one hand, and Arc or any Affiliate of Arc, on the other hand, is party. Notwithstanding anything to the contrary herein, Arc shall, for so long as it is a Member, have the exclusive power and authority under this Agreement to act for and on behalf of the Company in connection with all Company action (or inaction) or determinations relating to any agreement entered into pursuant to Section 6.02(l) to which the Company or any of its Subsidiaries, on the one hand, and EFS or any Affiliate of EFS, on the other hand, is party.

Exhibit B -30

Purchase Agreement

6.06 Subsidiary Governance. The Company and each Member acknowledge that the Company may from time to time form or acquire Subsidiaries. If such a Subsidiary is a limited liability company, it is the intent of the Members that such limited liability company be member-managed so that the Company can direct the business and affairs of, and make decisions for, such Subsidiary.

6.07 Other Projects and Businesses.

(a) Each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates (i) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (ii) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the Business as conducted from time to time or as may be conducted from time to time. Subject to Section 8.05, neither this Agreement nor any activity undertaken pursuant hereto will prevent any Member or its Nonparty Affiliates from engaging in whatever activities they choose, including activities competitive with the Business, and any such activities may be undertaken without having or incurring any obligation to communicate or offer any interest in such activities to the Company or any Member, or requiring the Company or any other Member or its Nonparty Affiliates to be permitted to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member and the Company, each Member and the Company hereby waive, relinquish and renounce any such right or claim of participation.

(b) Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or their respective Nonparty Affiliates for or in connection with any such investment activity or other transaction activity or other matters described in Section 6.07(a), whether arising in common law or equity or created by rule of law or contract (including this Agreement) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by law; provided, however, that this Section 6.07(b) will not constitute a release or waiver by the Company of any violation of Section 8.05 or the express provisions of the Management Services Agreement.

(c) Notwithstanding anything in this Agreement, each of the Company and the Members acknowledges and agrees that each of the Members and their respective Nonparty Affiliates have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in 6.07(a) or otherwise. Subject to the Management Services Agreement, each of the Company and the Members hereby agrees that (i) none of the Members and their Nonparty Affiliates has any obligation to use any such confidential information in connection with the Business, operations, management or other activities of the Company or to furnish to the Company or any Member any such confidential information, and (ii) any claims against, actions, rights to sue, other remedies or other recourse to or against any such Person for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, contract (including this Agreement) or otherwise, are expressly released and waived by the Company and each Member, to the fullest extent permitted by law; provided that clauses (i) and (ii) will not include or pertain to any confidential information of Arc or any of its Affiliates relating to the Business that is required to be kept confidential or furnished to the Company pursuant to the terms of the Management Services Agreement.

Exhibit B - 31

Purchase Agreement

(d) The rights of each Member (and its Nonparty Affiliates) described in this Section 6.07 do not require notice to, approval from, or other sharing with, any of the other Members or the Company, and, notwithstanding anything herein to the contrary, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of a Member (and its Nonparty Affiliates), including any Member serving as the Managing Member, and are hereby disclaimed by the Company and the Members.

6.08 Indemnification; Limitation of Liability.

(a) Subject to Section 6.08(b), (i) a Member, in its capacity as such, shall have no fiduciary or other duty to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing and (ii) such Member shall not be liable in damages to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by (x) a breach or violation of the implied contractual covenant of good faith and fair dealing or the duties imposed by Section 6.08(b), (y) willful breach of the express provisions of this Agreement or (z) with respect to any criminal action or proceeding, conduct of a Member that such Member had reasonable cause to believe was unlawful.

(b) Except with respect to the Managing Member’s right to compete as set forth in Section 6.07 and the fiduciary duties related thereto, which duties are hereby expressly disclaimed, the Managing Member shall have fiduciary duties of loyalty and care to the Company similar to that of directors and officers of for-profit corporations organized under the General Corporation Law of the State of Delaware.

(c) To the maximum extent permitted by applicable law, but subject to the provisions of this Section 6.08, the Members and the Managing Member and their respective officers, employees, members, managers, agents and other representatives (each an “Indemnitee”), each as provided below, will not be liable for, and will be indemnified and held harmless by the Company against, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses, including attorneys’ fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member or the Managing Member or their respective officers, employees, members, managers, agents and other representatives, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction (i) with respect to the Managing Member, to have been caused by any breach of the duties imposed by Section 6.08(b), (ii) with respect to all Indemnitees, to have been caused by a willful breach of the express provisions of this Agreement, or (iii) with respect

Exhibit B - 32

Purchase Agreement

to criminal matters, to have occurred in connection with activity that an Indemnitee had reason to believe was unlawful. IT IS THE EXPRESS INTENT OF THE COMPANY THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.

(d) To the maximum extent permitted by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or brought by any of the Members against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.08 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Managing Member.

(e) Any indemnification pursuant to this Section 6.08 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party.

(f) The rights of indemnification provided in this Section 6.08 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of law. The Company and the Members hereby acknowledge that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Members and certain of their Affiliates (collectively, the “Member Indemnitors”). The Company and the Members hereby agree that (a) the Company is the indemnitor of first resort for matters covered by this Section 6.08 (i.e., its obligations to the Indemnitees under this Section 6.08 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (b) the Company will be required to advance the full amount of expenses incurred by the Indemnitees and will be liable for all expenses, liabilities, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Section 6.08 (or any other agreement between the Company and the Indemnitees), without regard to any rights the Indemnitees may have against the Member Indemnitors, and (c) the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company and the Members further agree that no advancement or payment by the Member Indemnitors on behalf of an Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company pursuant to this Section 6.08 will affect the foregoing, and the Member Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company.

6.09 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statue) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement

Exhibit B - 33

Purchase Agreement

(including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement or their Transferees (“Contracting Parties”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to any, of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statue) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

ARTICLE VII

TRANSFERS

7.01 Limitations on Transfer. Each Member is freely permitted to Transfer its Interests, subject to compliance with the other provisions of this Article VII and the following:

(a) No Transfer by EFS or any Lightfoot Member is permitted to a Person that is a Material Competitor or Material Customer.

(b) In connection with a Transfer by EFS, EFS may designate in writing to the Company that the Transferee thereof shall also receive an assignment of the consent, voting and other similar rights attributable to EFS’ ownership of Common Units set forth in this Agreement, but only one Person (whether it be EFS or such a Transferee) shall be entitled to exercise such rights at any time and such Person must be a Member of the Company in order to exercise such rights.

(c) Any Transfer (or Transfer by any transferee or successive transferee thereof) must comply with the procedures set forth in Sections 7.02, 7.03 and 7.05, if applicable.

(d) Notwithstanding any other provision herein, no Transfer (without taking into account the last sentence of the definition of Transfer) of Interests is permitted unless such Transfer is in compliance with the Securities Act and all applicable state securities laws, and, if requested by another Member, the Transferring Member has delivered to the Company an

Exhibit B - 34

Purchase Agreement

opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with. Furthermore, if another Member so requests, (i) a Transferee of Interests must agree in writing to take and accept such Interests subject to all of the restrictions, terms and conditions contained in the Certificate and this Agreement, the same as if it were a signatory party hereto, and (ii) the Company will not be required to recognize any permitted Transfer of Interests until the instrument Transferring such Interests and assuming all obligations under this Agreement has been delivered to the Company and is satisfactory to the Members in their reasonable discretion.

(e) Notwithstanding anything to the contrary contained in this Article VII, each Lightfoot Member shall have the right, without the consent of any other Member but subject to compliance with the provisions of clauses (a), (d) and (f) of this Section 7.01, to distribute its Interests to the limited partners, general partner and members, as the case may be, of such Lightfoot Member as of the Effective Date substantially pro rata in accordance with such limited partners’, general partners’ or members’, as the case may be, ownership interests in such Lightfoot Member immediately prior to such distributions, it being understood and agreed that any further Transfer by such Transferee of the Interests so acquired by such Transferee in connection with such distribution shall be subject to all of the provisions of this Article VII (including clause (c) of this Section 7.01).

(f) Except following the consummation of a public offering, no such Transfer (without taking into account the last sentence of the definition of Transfer) will be permitted if it would:

(i) cause the Company or any Subsidiary, in the opinion of counsel to the Company, to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3), or would otherwise cause the Company, in the opinion of counsel to the Company, to be treated as an association taxable as a corporation for federal or state income tax purposes;

(ii) affect the Company’s existence or qualification as a limited liability company under the Act;

(iii) cause the Company, in the opinion of counsel to the Company, to be “terminated” as a partnership under Section 708(b)(1)(B) of the Code or to be “terminated” as a partnership for state income tax purposes, unless either (A) the transferor or the transferee shall agree to indemnify the non-transferring Members, in form and substance reasonably satisfactory to such Members, on an after-tax basis from any adverse income tax consequences resulting from such termination, or (B) the Transfer is made in a transaction or series of transactions in which the other Members also dispose of their entire interest in the Company (provided that, for purposes of this Section 7.01(e)(iii), a “Transfer” shall include the conversion of a Member (or, if applicable, any upper-tier

Exhibit B - 35

Purchase Agreement

entity) from a corporation, partnership or disregarded entity for federal income tax purposes into one of the other forms (corporate, partnership or disregarded entity) and any other direct or indirect transfer of an Interest that would be treated as a “sale or exchange” for purposes of Section 708 of the Code (including transfers to Affiliates));

(iv) cause the Company or any Subsidiary to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(v) cause the assets of the Company or any Subsidiary to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Subsidiary; or

(vi) cause any portion of the Project to be classified as “tax-exempt use property” within the meaning of Section 168 or Section 470 of the Code.

7.02 Right of First Offer.

(a) If EFS or any Lightfoot Member (a “Transferring Member”) seeks to sell or Transfer any Units (including in connection with a foreclosure or settlement of a security interest, lien or other encumbrance) (the “Offered Units”) other than to an Affiliate, then the Transferring Member must first make an offering of the Offered Units to Arc (unless Arc is a Major Breaching Member) in accordance with the following provisions of this Section 7.02.

(b) A Transferring Member will give written notice (the “Offering Notice”) to Arc (unless Arc is a Major Breaching Member) stating its bona fide intention to Transfer the Offered Units and specifying the number of Offered Units that the Transferring Member proposes to Transfer. The Offering Notice will constitute such Transferring Member’s offer to review bids for the Transfer of the Offered Units to Arc (unless Arc is a Major Breaching Member), which offer will remain outstanding for a period of 30 days (the “ROFO Notice Period”).

(c) Upon receipt of the Offering Notice, Arc (unless Arc is a Major Breaching Member) will have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Units by delivering a written notice (a “ROFO Offer”) to the Transferring Member that it offers to purchase such Offered Units at a price specified in such ROFO Offer. Any ROFO Offer so delivered will be irrevocable and binding upon delivery, by the delivering Member and, if within 30 days of receiving the ROFO Offer the Transferring Member provides written notice to Arc that it elects to sell the Offered Units to Arc (which election will be irrevocable), will obligate Arc to purchase (and the Transferring Member to sell) the Offered Units at the price set forth in the applicable ROFO Offer within 60 days after Arc receives the Transferring Member’s notice (the “ROFO Closing Date”).

(d) If (x) the Transferring Member does not elect to accept a ROFO Offer in accordance with Section 7.02(c), (y) Arc does not deliver a ROFO Offer or (z) the Transferring Member receives a ROFO Offer but (A) the Transferring Member does not receive payment in full of the purchase price for all of the Offered Units on the ROFO Closing Date or (B) the Transfer of all of the Offered Units is not consummated for any reason, including the failure to

Exhibit B - 36

Purchase Agreement

obtain any governmental approvals required in connection with the Transfer of the Offered Units by the ROFO Closing Date, but other than due to a breach by the Transferring Member of its obligation to consummate the sale of the Offered Units, then the Transferring Member may, during the 180-day period following the expiration of the ROFO Notice Period (which period may be extended for a reasonable time not to exceed an additional 45 days to the extent reasonably necessary to obtain any required government approvals) (the “ROFO Transfer Period”), Transfer all of the Offered Units to any Person (subject to, for the avoidance of doubt, Section 7.01(a)):

(i) in the event the Transferring Member received a ROFO Offer but did not accept the ROFO Offer, subject to terms and conditions (including price) in the aggregate no more favorable to the transferee than those set forth in the ROFO Offer; and

(ii) in all other cases, subject to any terms and conditions (including price).

(e) If the Transferring Member does not Transfer the Offered Units within the ROFO Transfer Period, the rights provided hereunder will be deemed to be revived and the Offered Units will not be offered to any Person unless first re-offered to Arc in accordance with this Section 7.02. For the avoidance of doubt, if Arc is a Major Breaching Member, then the Transferring Member will not be required to comply with this Section 7.02.

(f) The provisions of this Section 7.02 shall apply mutatis mutandis to Transfers of Units proposed to be made by any Person that is a direct or indirect Transferee of the Transferring Member or any of its Affiliates.

(g) The Members will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 7.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

7.03 Direct Tag-Along Right.

(a) If Arc (the “Direct Tag-Along Transferor”) desires to directly Transfer any of its Common Units to a Third Party transferee (the “Subject Tag Interests”), other than through a Transfer pursuant to the exercise of Drag-Along Rights under Section 7.05, then (A) the other Members (the “Direct Tag-Along Members”) shall have the right (but not the obligation) (the “Direct Tag-Along Right”) to participate in the proposed Transfer (the “Direct Tag-Along Transfer”) and (B) the Direct Tag-Along Transferor shall make an offer (a “Direct Tag-Along Offer”) by an irrevocable written notice to the Direct Tag-Along Member(s), to include in the Direct Tag-Along Transfer, on terms and conditions set forth in such notice (which must be at least as favorable to the Direct Tag-Along Member(s) as to the Direct Tag-Along Transferor), a number of each Direct Tag-Along Member’s Units in accordance with the provisions of this Section 7.03.

(b) Each of the Direct Tag-Along Members shall have the right to Transfer in a Direct Tag-Along Transfer all of its pro rata share (based on the relative percentage interests of Common Units held by the Direct Tag-Along Members) of the Common Units then owned by such Direct Tag Along Member. If the Direct Tag-Along Transferor is unable to cause the

Exhibit B - 37

Purchase Agreement

transferee to purchase all of the Common Units proposed to be Transferred by the Direct Tag-Along Transferor and all of the electing Direct Tag-Along Members, then the Direct Tag-Along Transferor and each electing Direct Tag-Along Member shall reduce, on a pro rata basis, the amount of such Common Units that each otherwise would have sold so as to permit the Direct Tag-Along Transferor and the electing Direct Tag-Along Members to sell the number of Common Units (determined in accordance with such pro rata basis) that the proposed transferee is willing to purchase.

(c) The Direct Tag-Along Offer may be accepted by any Direct Tag-Along Member at any time within 15 days after the Direct Tag-Along Member’s receipt of the Direct Tag-Along Offer, which acceptance must be made by delivery of a written notice indicating such acceptance to the Direct Tag-Along Transferor. The electing Direct Tag-Along Member’s Common Units shall be purchased on substantially the same terms and conditions as the Subject Tag Interests; provided that any representations and warranties relating specifically to any Member shall be made only by such Member.

(d) If for any reason the Direct Tag-Along Transferor elects to terminate or otherwise not to sell any of its Common Units in the Direct Tag-Along Transfer or such Direct Tag-Along Transfer should fail to close, each Direct Tag-Along Transferor must comply with the provisions set forth in this Section 7.03, to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Common Units.

7.04 Indirect Tag-Along Right.

(a) Following a good faith determination by Arc that a Warburg Change of Control is reasonably likely to occur, and only if the transaction pursuant to which such Warburg Change of Control is expected to occur would include assets other than Common Units (a “Change of Control Determination”), Arc shall provide written notice of such Change of Control Determination to the other Members (the “Indirect Tag-Along Members”), and Arc and EFS shall engage in good faith negotiations for a period of 10 days after the delivery of such written notice from Arc (the “Negotiation Period”) to determine the value allocable to each Common Unit (the “Per-Unit Price”) in connection with the proposed Transfer pursuant to which the Warburg Change of Control is expected to occur (the “Indirect Tag-Along Transfer”). If Arc and EFS are unable to agree on the Per-Unit Price during the Negotiation Period, then, at the end of the Negotiation Period, Arc shall submit a final, written, proposal of the Per-Unit Price given in good faith (such proposed Per-Unit Price, the “Arc Per-Unit Price”) to EFS. The Per-Unit Price shall then be determined pursuant to the procedures set forth on Exhibit B.

(b) If (i) Arc and EFS agree to the Per-Unit Price during the Negotiation Period or (ii) Arc and EFS are unable to agree to the Per-Unit Price, then following determination of the Required Valuations, and, in each case if Arc has not exercised its Drag-Along Rights under Section 7.05, then (A) the Indirect Tag-Along Members shall have the right (but not the obligation), solely if the transaction pursuant to which such Warburg Change of Control is expected to occur actually includes the Common Units (the “Indirect Tag-Along Right”), to participate in the proposed Indirect Tag-Along Transfer and (B) Arc shall make an offer (an “Indirect Tag-Along Offer”) by an irrevocable written notice to the Indirect Tag-Along Member(s), to include in the Indirect Tag-Along Transfer, solely if the transaction pursuant to

Exhibit B - 38

Purchase Agreement

which such Warburg Change of Control is expected to occur actually includes the Common Units, on terms and conditions set forth in such notice (which must be at least as favorable to the Indirect Tag-Along Member(s) as to Arc, provided that any representations and warranties relating specifically to any Member shall be made only by such Member), all of each Indirect Tag-Along Member’s Common Units at the Modified Final Per-Unit Price determined in accordance with the provisions of this Section 7.04 and Exhibit B.

(c) Upon exercise of the Indirect Tag-Along Right, each of the electing Indirect Tag-Along Members shall have the right to Transfer in the applicable Indirect Tag-Along Transfer all of the Common Units then owned by such Indirect Tag Along Member.

(d) An Indirect Tag-Along Offer may be accepted by any Indirect Tag-Along Member at any time within 15 days after the Indirect Tag-Along Member’s receipt of the Indirect Tag-Along Offer, which acceptance must be made by delivery of a written notice indicating such acceptance to Arc.

(e) If for any reason Arc elects to terminate or otherwise not to sell any of its Common Units in the Indirect Tag-Along Transfer or such Indirect Tag-Along Transfer should fail to close within 180 days after a Change of Control Determination, Arc must comply again with the provisions set forth in this Section 7.04, to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Common Units in connection with a Warburg Change of Control.

(f) For the avoidance of doubt, at any time prior to the consummation of a Warburg Change of Control, whether or not Arc has delivered a Change of Control Determination or an Indirect Tag-Along Offer, a sale of Zenith LP or any Person that Controls Zenith LP, or the respective assets of Zenith LP or any such Person, may be structured so that such sale does not include a Transfer of the Common Units held by Arc to a Third Party (a “Non-Joliet Sale”). In the event of a Non-Joliet Sale, no Member shall be entitled to any Direct Tag-Along Rights pursuant to Section 7.03 or to any Indirect Tag-Along Rights pursuant to this Section 7.04; provided, however, that following the consummation of such Non-Joliet Sale, the rights of the Members set forth in Section 7.03, this Section 7.04 and Section 7.05 shall apply to any subsequent Transfers of Arc’s (or its successor’s) Common Units.

7.05 Drag-Along Right.

(a) If Arc and its Affiliates (the “Drag-Along Transferor”) desire to directly or indirectly Transfer all (but not less than all) of their Common Units (the “Subject Drag Interests”) to a Third Party transferee, then such Drag-Along Transferor shall have the right (but not the obligation) (the “Drag-Along Rights”) to require the other Members (the “Drag-Along Members”) to Transfer all of the Drag-Along Members’ Common Units (the “Drag-Along Interest”) to the proposed transferee identified in the Drag-Along Notice (the “Drag-Along Transferee”) by following the procedures set forth in this Section 7.05; provided, however, that if the Drag-Along Rights are exercised hereunder before the 30-month anniversary of the Effective Date, the total consideration payable to the Members in connection with a Drag-Along Transaction shall be at least $18,750 per Unit in cash (the “Drag-Along Threshold”) (it being understood that in the event the consideration in a proposed Transfer before the 30-month

Exhibit B - 39

Purchase Agreement

anniversary of the Effective Date would not cause the Drag-Along Threshold to be satisfied for the Drag-Along Members, the condition will be satisfied if the Drag-Along Transferor makes a per-unit cash payment to each Drag-Along Member in an amount that, when taken together with such consideration, would cause the Drag-Along Threshold to be satisfied for each such Drag-Along Member).

(b) If a Drag-Along Transferor desires to exercise its rights under this Section 7.05 and cause the Company’s issued and outstanding Units to be sold to a Third Party transferee (a “Drag-Along Transaction”), then it must send notice (the “Drag-Along Notice”) to the Drag-Along Members of such desire and the Drag-Along Notice must include (A) the name of the proposed transferee(s), (B) the proposed date on which such proposed Transfer will take place, which may not be less than 15 days after the date on which such Drag-Along Notice is delivered, and (C) the material terms and conditions of the agreement regarding such Drag-Along Transaction, as well as a copy of such agreement and any related agreements in the possession of the Drag-Along Transferor.

(c) The Drag-Along Interests shall be purchased on substantially the same terms and conditions described in the Drag-Along Notice; provided that any representations and warranties relating specifically to any Member shall be made only by such Member, and any indemnification provided by a Member (other than in respect of representations and warranties relating to any Member’s title to or ownership of the Units being sold by such Member and such Member’s authority, power and right to enter into and consummate such transaction without violating any other agreement or legal requirement) shall be based on, and shall not exceed, the proceeds to be received by such Member, either on a several, and not joint, basis or solely with recourse to an escrow established for the benefit of the transferee(s).

(d) To the extent a Drag-Along Transaction includes assets other than Units, then the Drag-Along Transferor and the Drag-Along Members shall engage in good faith negotiations for a period of 10 days to determine the value allocable to the Company in connection therewith. If after such period the Drag-Along Transferor and the Drag-Along Members are unable to agree to such value, then the value allocable to the Company in connection therewith shall be determined pursuant to the procedures set forth on Exhibit B. Each of the Drag-Along Transferor and the Drag-Along Members shall receive the same per-Unit consideration in connection with the exercise of a Drag-Along Right.

7.06 Potential Purchaser Access. Prior to the consummation of a public offering and subject to Section 8.05, upon any Member’s request, the Company will provide to a potential purchaser of such Member’s Interests such information about the Company as such Member may reasonably request, subject to applicable law, including reasonable access to the Services Provider and its personnel.

7.07 Effect of Impermissible Transfer. Any attempted Transfer of Interests other than in accordance with this Article VII is void, and the Company will not recognize or be bound by any such purported Transfer and will not effect any such purported Transfer on the books of the Company or Capital Accounts of the Members.

Exhibit B - 40

Purchase Agreement

ARTICLE VIII

RIGHTS OF MEMBERS; CONFIDENTIALITY

8.01 Access to Information. In addition to the other rights specifically set forth in this Agreement, the Members will have access to all information to which a Member is entitled to have access pursuant to the Act. The Company shall also:

(a) provide to EFS copies of such documents, agreements, data and information relating to the business, affairs, finances and accounts of the Company and its Subsidiaries (including copies of customer agreements, business plans and projected financial information) as EFS may reasonable request; and

(b) permit EFS to send representatives to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Company’s business, affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times during the Company’s usual business hours and as often as EFS may reasonably request and to consult with and advise management of the Company, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company.

8.02 Budget.

(a) The Members have approved the initial operating and general and administrative budget in the form attached to that certain letter executed by the Members and dated on or prior to the Effective Date (the “Initial Budget”). The Initial Budget will be the Approved Budget of the Company for the Fiscal Year ending December 31, 2017.

(b) At least 45 days prior to the end of each Fiscal Year, the Company shall furnish to the Members a proposed revised budget estimating the revenues, general and administrative expenses, maintenance capital expenditures, growth capital expenditures and additional Capital Contributions (if any) anticipated to be required in connection with the Company’s operations during the next succeeding Fiscal Year.

(c) The Members shall discuss the proposed budget and approve, reject or make revisions thereto as the Managing Member and EFS (other than any Major Breaching Member) may agree to be necessary and proper. If the proposed budget, as may be revised by the Managing Member and EFS (other than any Major Breaching Member), is approved by the Managing Member and EFS (other than any Major Breaching Member), then such proposed budget shall be deemed thereafter to constitute the Approved Budget for all purposes hereof, subject to amendment from time to time by the approval of the Managing Member and EFS (other than any Major Breaching Member). Each Approved Budget shall supersede all prior Approved Budgets.

(d) If a budget fails to be approved for any Fiscal Year after at least 10 days of good faith discussions between the Managing Member and EFS (other than any Major Breaching Member), the following portions of the Approved Budget most recently approved by the Managing Member and EFS (other than any Major Breaching Member) shall be adopted as the

Exhibit B - 41

Purchase Agreement

interim budget for such Fiscal Year until such time as there is an Approved Budget: (i) ordinary recurring operating or maintenance expenses items (“Operating and Maintenance Expenditures”) from such Approved Budget shall be part of the interim budget after being increased by 10% for each such item, (ii) reasonable operating and maintenance expenses in connection with approved Growth Projects and each other item from such approved budget that is not an Operating and Maintenance Expenditure covered by clause (i) of this Section 8.02(d) or a growth capital expenditure covered by clause (iii) of this Section 8.02(d), shall be part of the interim budget in the amounts reasonably determined by the Managing Member and (iii) any growth capital expenditures that were previously approved pursuant to Sections 6.03(c) and 6.03(d) (or requiring no such approval) for such Fiscal Year shall be part of the interim budget in the amounts for which such growth capital expenditures were previously approved.

8.03 Financial Reports. The Company shall furnish the following to the Members:

(a) within (i) in the case of the last calendar month of each Fiscal Year, 30 days after the end of such calendar month, (ii) in the case of the last calendar month of each Fiscal Quarter, 25 days after the end of such calendar month, and (iii) in the case of each other calendar month, 20 days after the end of such calendar month, in each case a monthly report containing key operating and financial metrics and any variances to the Approved Budget or any interim budget pursuant to Section 8.02(d);

(b) as soon as available, but not later than 50 days after the end of each Fiscal Quarter, unaudited consolidated financial statements of the Company, including quarterly and year-to-date balance sheets, income statements, cash flow statements, statements of members’ equity and a general ledger prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis;

(c) as soon as available, but not later than 80 days after the end of each Fiscal Year, audited consolidated financial statements of the Company, including balance sheets, income statements, cash flow statements, statements of members’ equity and a general ledger prepared in accordance with U.S. GAAP applied on a consistent basis, including notices and reasonable detail;

(d) promptly (but in no event later than two days) after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Company or any Subsidiary, notice of such event together with a summary describing the nature of the event and its impact on the Company or Subsidiary;

(e) within 15 days of the formation of any subsidiary company or joint venture in which the Company has Control, notice of such formation or acquisition and an updated organizational diagram; and

(f) tax information necessary for the Members to comply with their tax reporting obligations.

Exhibit B - 42

Purchase Agreement

8.04 Audits. Each Member (other than any Major Breaching Member) shall have the right to conduct, or cause to be conducted, audits of the books and records of the Company, the results of which shall be shared with all other Members. The expenses of such audits shall be borne by the Company, unless more than one such audit is required by a Member in a 12-month period, in which case such expenses shall be borne by the requiring Member.

8.05 Confidentiality. No Member will divulge to any Person any confidential information, paper or document relating to the assets, liabilities, operations, business affairs or any other such information about the Company or any of its Subsidiaries that is not already publicly available or that has not been publicly disclosed pursuant to authorization by the Members, except (a) as required by law (including securities laws), the regulations of any securities exchange on which the securities of any Affiliate of such Member are listed, or under the terms of a subpoena or order issued by a court of competent jurisdiction or by any applicable governmental body, (b) as requested by a court of competent jurisdiction or by any applicable governmental body or (c) to an Affiliate; provided that, any Member disclosing any such information to an Affiliate will (i) inform such Affiliate of the obligations of this Section 8.05 and (ii) be responsible for any breach of this Section 8.05 by any such Affiliate. The right to maintain the confidentiality of the affairs of the Company in connection with the Company’s business may be enforced by the Company by way of an injunction issued out of any court of competent jurisdiction, and such right will not restrict or take the place of the Company’s rights to money damages, actual and exemplary, for a violation of the provisions of this Section 8.05. Notwithstanding anything to the contrary in this Section 8.05, a Member may disclose information about the Company or any of its Subsidiaries to potential Transferees of Interests; provided, however, such potential Transferee must execute a confidentiality agreement in customary form prior to such disclosure which (A) requires the recipient to keep the information confidential and (B) prohibits the recipient from using the information for any purpose other than evaluating the potential Transfer. The confidentiality obligations of the Members will survive any termination of the membership of any Member in the Company. Notwithstanding the foregoing or anything else herein to the contrary, the Members (and each Affiliate and Person acting on behalf of any Member) agree that each Member (and each employee, representative and other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Sections 6011 and 6112 of the Code and the Treasury Regulations promulgated thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Member or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

8.06 Press Releases. Neither the Company nor any Member or affiliate of any Member shall issue, or authorize to be issued, any press release, interview, article or other media release (including an internet posting, web blog or other electronic publication) that makes reference to this Agreement or the transactions contemplated herein, without the prior written consent of the Managing Member and EFS, except as required by law (including securities laws) or the regulations of any securities exchange on which the securities of any Affiliate of such Member are listed; provided, however, that nothing contained in this Section 8.06 shall prohibit the Company or any Member or any Affiliate thereof from disclosing in any press release, interview, article or other media release (including any internet posting, web blog or other publication and, for the avoidance of doubt, any earnings call or investors conference) this Agreement, the existence or terms hereof or the transactions contemplated hereby to the extent any such information has been disclosed publicly by the Company or any Member or any Affiliate thereof in accordance with the provisions hereof.

Exhibit B - 43

Purchase Agreement

ARTICLE IX

TAXES

9.01 Tax Returns. The Managing Member will cause to be prepared and filed all necessary federal, state and local tax returns for the Company, and the Managing Member will select an appropriate accounting firm to prepare such tax returns. The Company shall furnish to each Member an estimated IRS Form 1065, Schedule K-1, and any similar forms or schedules prepared with respect to state or local taxes that may be due from such Member (or its direct or indirect owners) as a result of its ownership of an Interest no later than February 15th following each Tax Year and a final Schedule K-1 (and applicable state or local tax forms) with respect to such Member no later than April 15th following each Tax Year. Upon the request of EFS, the Company will furnish to EFS copies of any and all returns that are actually filed, promptly after their filing.

9.02 Tax Elections.

(a) Elections by the Company. Subject to Sections 6.02(q) and 9.02(b), the Managing Member will determine the elections to be made by the Company for tax purposes; provided, however, that the Managing Member shall depreciate all assets of the Company held as of the Effective Date using any method or methods permitted by law that result in the most accelerated depreciation available and shall not make any election to extend or defer any depreciation deductions otherwise allowable with respect to any asset.

(b) Entity Classification Election. Neither the Company nor any Member may make an election for the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, and no provision of this Agreement will be construed to sanction or approve such an election.

9.03 Tax Audits. In the event of an audit or inquiry by any taxing authority of tax matters relating to the Company, the Managing Member shall represent the Company as the tax matters partner within the meaning of Section 6231(a)(7) of the Code, in the event it is determined that the partnership audit procedures set forth in subtitle A, chapter 63C of the Code are applicable, or in a similar capacity under other applicable law; provided that, in all events, the Managing Member shall consult with EFS on a regular basis regarding any such audit or inquiry, EFS shall be entitled to attend any meetings or conferences with the Internal Revenue Service (with counsel of its own choosing) relating to the Company or the U.S. federal income tax treatment of any items relating to the Company, and all filings, responses and other correspondence with the Internal Revenue Service on behalf of the Company or relating to the U.S. federal income tax treatment of any items relating to the Company shall be jointly approved by the Managing Member and EFS. Expenses incurred by the Members with respect to the matters described in this Section 9.03 shall be borne by the Company.

Exhibit B - 44

Purchase Agreement

ARTICLE X

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01 Maintenance of Books and Records. The books of account for the Company and other records of the Company will be located at the principal office of the Company or such other place as Managing Member may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with the definition of “Capital Account” in this Agreement.

10.02 Reports. The Company will cause to be prepared or delivered such reports as the Managing Member may require and as are required to be prepared and delivered to the Members pursuant to Section 8.03. The Company will bear the costs of such reports.

10.03 Bank Accounts. The Managing Member will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Managing Member may select and with such signatories thereon as the Managing Member may designate.

ARTICLE XI

DISSOLUTION, LIQUIDATION AND TERMINATION

11.01 Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following:

(a) subject to Section 6.02(a), the determination of the Managing Member to dissolve the Company; and

(b) the occurrence of any other event causing dissolution of the Company under the Act;

provided, however, that upon dissolution pursuant to clause (b) of this Section 11.01, any or all of the remaining Members may elect to continue the business of the Company within 90 days of the occurrence of the event causing such dissolution. The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.

11.02 Liquidation and Termination. On dissolution of the Company, the Managing Member may appoint one or more Persons as liquidator(s), which Person or Persons shall be reasonably approved by EFS. The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

Exhibit B - 45

Purchase Agreement

(b) the liquidator will pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) the Company will dispose of all remaining assets as follows:

(i) the liquidator may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 5.02; and

(ii) the liquidator will promptly distribute any and all remaining Company property (including cash) among the Members in accordance with Section 5.01(a).

(d) All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 11.02.

11.03 Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated, and the Managing Member (or such other Person or Persons as may be required) will cause the cancellation of any other filings previously made on behalf of the Company and will take such other actions as may be necessary to terminate the Company.

ARTICLE XII

GENERAL PROVISIONS

12.01 Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 12.13) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier or (d) email transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a party hereto will be sent to or made at the addresses given for such party on the list attached hereto as Exhibit A or such other address as such party may specify by notice to the other parties hereto. Any notice, request or consent to the Company also will be given to the Members.

12.02 Entire Agreement; Supersedure. This Agreement, together with its Exhibits, constitutes the entire agreement of the Members (and their Affiliates) relating to the Company and supersedes all prior contracts or agreements with respect to the internal governance and

Exhibit B - 46

Purchase Agreement

affairs of the Company (including the Existing A&R LLC Agreement), whether oral or written. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that (a) Member Indemnitors are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.08 related to them as though a party to this Agreement and (b) Nonparty Affiliates are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.09 related to them as though a party to this Agreement.

12.03 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

12.04 Amendment or Modification.

(a) Except for any amendments to Exhibit A made in accordance with Section 3.01, this Agreement may be amended or modified from time to time only (i) in all cases, with the consent of the Managing Member and EFS, unless permitted without such consent under Section 12.04(b) and (ii) with respect to any amendment or modification that would disproportionately and adversely affect any Lightfoot Member in a material way in its capacity as a holder of Common Units as compared to Arc, EFS and the other Lightfoot Members, with the consent of the Managing Member, EFS and such disproportionately and adversely affected Lightfoot Member.

(b) Notwithstanding anything to the contrary in clause (i) of Section 12.04(a), but subject to compliance with clause (ii) of Section 12.04(a), any amendment or modification of this Agreement that relates to the creation or issuance of Common Units or Interests, where such issuance is made in compliance with Section 4.01(c), shall require only the consent of the Managing Member and no other Persons.

12.05 Survivability of Terms. The terms and provisions of the obligations or agreements of the Members under Sections 3.03, 3.05, 6.07, 6.08, 6.09, 8.05 and 8.06 and this Article XII shall survive any termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.

12.06 Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective legal representatives, trustees, successors, and assigns.

12.07 Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer

Exhibit B - 47

Purchase Agreement

the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

12.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK, NEW YORK, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, AND THE COMPANY AND EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE COMPANY AND THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. THE COMPANY AND EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

12.09 Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

12.10 Title to Company Property. All assets shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

12.11 Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.

12.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.

12.13 Electronic Transmissions. Each of the parties hereto agrees that (a) any signed consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the

Exhibit B - 48

Purchase Agreement

request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties hereto further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

[Signature Pages Follow]

Exhibit B - 49

Purchase Agreement

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the Effective Date.

ARC:

ARC TERMINALS HOLDINGS LLC

By:
Name:
Title:

EFS:

EFS MIDSTREAM HOLDINGS LLC
By: Aircraft Services Corporation, its sole member

By:
Name:
Title:

The Company:

ARC TERMINALS JOLIET HOLDINGS LLC By: Arc Terminals Holdings LLC, its managing member

By:
Name:
Title:

Exhibit B - 50

Purchase Agreement

Lightfoot Members:

[___________________]

By:
Name:
Title:

[___________________]

By:
Name:
Title:

[___________________]

By:
Name:
Title:

[___________________]

By:
Name:
Title:

[___________________]

By:
Name:
Title:

Exhibit B - 51

Purchase Agreement

Exhibit A

Members, Classes, Capital Contributions and Units

Member	Deemed Initial Capital Contribution	Additional Capital Contributions	Common Units	Capital Account Balance
EFS Midstream Holdings, LLC Notices to: EFS Midstream Holdings, LLC 800 Long Ridge Road Stamford, CT 06927 Attn: John Pugh Email: John.Pugh@ge.com	[•][1]	$0	[•][2]	[•]
Arc Terminals Holdings LLC Notices to: Arc Terminals Holdings LLC c/o Arc Logistics Partners LP [•] Attn: [John Blanchard] Email: [jblanchard@arcxlp.com] Tel: [212-993-1285]	[•][3]	$0	[•][4]	[•]
[Lightfoot Members] Notices to: [_______________] Attn: [____________]	[•][5]	$0	[•][6]	[•]

[1]	To be an amount equal to all Capital Contributions of EFS under the Existing A&R LLC Agreement as of the closing date, less the product of the number of Common Units transferred by EFS on the closing date and $18,750.
[2]	To be the number of Common Units owned by EFS under the Existing A&R LLC Agreement as of the closing date, less the number of Common Units transferred by EFS on the closing date.
[3]	To be an amount equal to all Capital Contributions of Arc under the Existing A&R LLC Agreement as of the closing date, plus the product of the number of Common Units acquired by Zenith (and transferred to Arc) on the closing date and $18,750.
[4]	To be the number of Common Units owned by Arc under the Existing A&R LLC Agreement as of the closing date, plus the number of Common Units acquired by Zenith (and transferred to Arc) on the closing date.
[5]	To be an amount equal to the product of the number of Common Units acquired by the applicable Lightfoot Member on the closing date and $18,750.
[6]	To be the number of Common Units acquired by the applicable Lightfoot Member on the closing date.

Exhibit B - 52

Purchase Agreement

The Company’s notice information:

Arc Terminals Joliet Holdings LLC

c/o Arc Logistics Partners LP

[•]

[•]

Attn: [John Blanchard]

Email: [jblanchard@arcxlp.com]

Exhibit B - 53

Purchase Agreement

Exhibit B

Valuation Disagreement Procedure

Section 4.01(c)(iv)(C)(2):

If the Managing Member desires to cause the Company to request Capital Contributions pursuant to Section 4.01(c) in exchange for Common Units issued at the price contemplated by Section 4.01(c)(iv)(C)(2) (following compliance with the prerequisites thereto set forth in Section 4.01(c)(iv)(C)), then the following shall apply:

(a) In lieu of complying with Section 4.01(c)(iii), the Company shall deliver to the Members a notice specifying (i) the aggregate amount of the Capital Contributions requested, (ii) that the Managing Member has invoked Section 4.01(c)(iv)(C)(2) to determine the amount of Capital Contributions required to be made per Common Unit in connection with such request and (iii) that the Managing Member has complied with the prerequisites thereto set forth in Section 4.01(c)(iv)(C). Following receipt of such notice, the Managing Member, EFS and the Company shall comply with the procedures set forth under the “Valuation Determination” heading below to determine the Final Per-Unit Price.

(b) At any time following receipt of a notice pursuant to clause (a) under this heading but prior to determination of the Final Per-Unit Price as set forth below, the Managing Member shall have the right (the “Accelerated Funding Right”) to fund, or permit any of its Affiliate to fund, up to the entirety of such requested Capital Contributions and receive in exchange therefor one Common Unit per each $18,750 of Capital Contributions contributed to the Company.

(c) If the Managing Member does not exercise the Accelerated Funding Right, then following determination of the Final Per-Unit Price, the Company shall comply with Section 4.01(c)(iii) using the Final Per-Unit Price to allow the Members to exercise their rights pursuant to Section 4.01(c)(ii).

(d) If the Managing Member does exercise the Accelerated Funding Right, then following determination of the Final Per-Unit Price, (i) the number of Common Units received by the Managing Member, or the applicable Affiliate(s) thereof, pursuant to clause (b) under this heading shall automatically be adjusted to such number of Common Units that the Managing Member, or the applicable Affiliate(s) thereof, would have received had one Common Unit been issued per Final Per-Unit Price and (ii) the Company shall comply with Section 4.01(c)(iii) using the Final Per-Unit Price to allow the Members to exercise their rights pursuant to Section 4.01(c)(ii), except that any payment thereunder to be paid to the Company shall, if elected by the Managing Member and permitted by Sections 7.01(d) and 7.01(e), to the extent such compliance would result in the Company receiving more than the aggregate amount of Capital Contributions requested in the notice described in clause (a) under this heading, instead be paid to the Managing Member, or the applicable Affiliate(s) thereof, and an equivalent number of Common Units to be issued thereunder to a Member by the Company shall instead be Transferred from the Managing Member to such Member free and clear of all security interests, liens and other encumbrances (for the avoidance of doubt, without having to comply with Sections 7.02 or 7.03).

Exhibit B - 54

Purchase Agreement

Section 7.04(a):

If the third sentence of Section 7.04(a) applies to an Indirect Tag-Along Transfer, then following compliance with the prerequisites thereto set forth in the first and second sentence of Section 7.04(a), the following shall apply:

(a) The Managing Member shall deliver to the Members a notice that (i) the third sentence of Section 7.04(a) applies to such Indirect Tag-Along Transfer to determine the consideration per Common Unit in connection with such Indirect Tag-Along Transfer and (ii) that the Managing Member has complied with the prerequisites thereto set forth in the first and second sentence of Section 7.04(a). Following such notice, the Managing Member, EFS and the Company shall comply with the procedures set forth under the “Modified Valuation Determination” heading below to determine the Final Per-Unit Price.

(b) Following determination of the Required Valuations, the Managing Member shall comply with Sections 7.04 using the Final Per-Unit Price to allow the Members to exercise their rights thereunder.

Section 7.05(d):

If the second sentence of Section 7.05(d) applies to a Drag-Along Transaction, then following compliance with the prerequisites thereto set forth in the first sentence of Section 7.05(d), the following shall apply:

(a) The Managing Member shall deliver to the Drag-Along Members a notice that (i) the second sentence of Section 7.04(d) applies to such Drag-Along Transaction to determine the consideration payable per Common Unit in connection with such Drag-Along Transaction and (ii) that the Managing Member has complied with the prerequisites thereto set forth in the first sentence of Section 7.04(d). Following such notice, the Managing Member, EFS and the Company shall comply with the procedures set forth under the “Valuation Determination” heading below to determine the Final Per-Unit Price.

(b) At any time following notice pursuant to clause (a) under this heading but prior to determination of the Final Per-Unit Price as set forth below, the Managing Member shall have the right to complete the Drag-Along Transaction (the “Accelerated Drag Right”) using a per-Common Unit price payable to each Drag-Along Member as determined by the Managing Member in respect of each Common Unit included in such Drag-Along Transaction; provided, that the Managing Member shall deliver into escrow at the time of the completion of such Drag-Along Transaction an aggregate amount equal to $18,750 multiplied by the number of Common Units held by the Drag-Along Members (the “Escrow Amount”) for distribution in accordance with clause (d) below.

Exhibit B - 55

Purchase Agreement

(c) If the Managing Member does not exercise the Accelerated Drag Right, then following determination of the Final Per-Unit Price, the Managing Member shall have the right to exercise its rights pursuant to Section 7.05(a) by complying with Section 7.05 using the Final Per-Unit Price.

(d) If the Managing Member does exercise the Accelerated Drag Right, then following determination of the Final Per-Unit Price, (i) if the Final Per-Unit Price exceeds $18,750, (A) $18,750 of the Escrow Amount shall be released to each Drag-Along Member in respect of each Common Unit held by such Drag-Along Member, and (B) the Managing Member shall pay or cause to be paid to each Drag-Along Member an amount equal to the amount by which the Final Per-Unit Price exceeds $18,750 in respect of each Common Unit held by such Drag-Along Member, and (ii) if the Final Per-Unit Price is less than $18,750, a portion of the Escrow Amount equal to such Final-Per Unit Price shall be released to each Drag-Along Member in respect of each Common Unit held by such Drag-Along Member, and all remaining portions of the Escrow Amount shall be released to the Managing Member.

Valuation Determination

(a) Following receipt of a notice pursuant to clause (a) of any of the sub-headings above in which the Valuation Determination applies, EFS shall select, and, within five days after the delivery of such notice, engage on behalf of the Company, a nationally recognized independent third-party appraiser (the “First Appraiser”) to determine the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units (the “First Per-Unit Price”). The First Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement and shall simultaneously deliver notice of such determination to EFS, the Managing Member and the Company.

(b) At any time prior to the date that is five days after the Managing Member receives notice of the First Per-Unit Price from the First Appraiser pursuant to clause (a) under this heading, Arc shall have the option to select (and, if EFS fails to select an appraiser pursuant to clause (a) under this heading, Arc shall be required to select), and promptly engage on behalf of the Company, a different nationally recognized independent third-party appraiser (the “Second Appraiser”) to determine the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units (the “Second Per-Unit Price”). The Second Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement and shall simultaneously deliver notice of such determination to EFS, the Managing Member and the Company.

(c) Following completion of the processes described in clauses (a) and (b) under this heading, as applicable, the final and binding fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units in connection with the event triggering application of this heading (the “Final Per-Unit Price”) shall be determined as follows (unless the Managing Member and EFS otherwise agree, at any time):

Exhibit B - 56

Purchase Agreement

(i) If EFS fails to timely select and engage an appraiser pursuant to clause (a) under this heading, then the Final Per-Unit Price shall be the Second Per-Unit Price.

(ii) If the Managing Member fails to timely select and engage (or elects, in a notice delivered to EFS, not to select and engage) an appraiser pursuant to clause (b) under this heading, then the Final Per-Unit Price shall be the First Per-Unit Price.

(iii) If the processes described in clauses (a) and (b) under this heading are both completed and the Second Per-Unit Price is greater than 90% but less than 110% of the First Per-Unit Price, then the Final Per-Unit Price shall be the First Per-Unit Price.

(iv) If the the processes described in clauses (a) and (b) under this heading are both completed and the Second Per-Unit Price is less than or equal to 90% or greater than or equal to 110% of the First Per-Unit Price, then the Managing Member and EFS shall require the First Appraiser and the Second Appraiser, by notice thereto, delivered within two days of the delivery of the determination of the Second Per-Unit Price, to jointly identify a different nationally recognized independent third-party appraiser (the “Third Appraiser,” and together with the First Appraiser and the Second Appraiser, the “Appraisers”) within two days of the delivery of such notice, which the Managing Member shall promptly cause the Company to engage, and in any event within five days of the identification of the Third Appraiser. The Third Appraiser shall review the work of the First Appraiser and the Second Appraiser and shall select (as the Final Per-Unit Price) whichever of the First Per-Unit Price or the Second Per-Unit Price that it determines most closely represents the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units. The Third Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement. Upon making such determination, the Third Appraiser shall simultaneously deliver notice of such determination to EFS, the Managing Member and the Company.

(d) In addition, the Managing Member, EFS and the Company shall promptly provide to each of the Appraisers such information as is reasonably pertinent to the determination of fair market value, including marketing and modeling materials provided to third parties in connection with any event triggering application of this heading. The fees and expenses of each Appraiser shall be paid by the Company. In connection with the appraisals, each of the Managing Member, EFS and the Company, as applicable, shall cause the Appraisers to agree in writing to comply with the procedures set forth under this heading.

Exhibit B - 57

Purchase Agreement

Modified Valuation Determination

(a) Following receipt of a notice pursuant to clause (a) of any of the sub-headings above in which the Modified Valuation Determination applies, EFS shall have the right, but not the obligation, to select, and, within five days after the delivery of such notice, engage on behalf of the Company, a nationally recognized independent third-party appraiser (the “Modified First Appraiser”) to determine the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units (the “Modified First Per-Unit Price”). The Modified First Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement, and shall simultaneously deliver notice of such determination to EFS, Arc and the Company.

(b) The Arc Per-Unit Price, as proposed by Arc pursuant to Section 7.04(a), shall constitute the “Modified Second Per-Unit Price” under these Modified Valuation Determination procedures without the need to engage any appraiser.

(c) Following completion of the processes described in clauses (a) and (b) under this heading, as applicable, the final and binding fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units in connection with the event triggering application of this heading (the “Modified Final Per-Unit Price”) shall be determined as follows (unless the Managing Member and EFS otherwise agree, at any time):

(i) If EFS fails to timely select and engage an appraiser pursuant to clause (a) under this heading, then the Modified Final Per-Unit Price shall be the Modified Second Per-Unit Price.

(ii) If the processes described in clause (a) and (b) under this heading are both completed and the Modified First Per-Unit Price (as determined by the Modified First Appraiser) is greater than 90% but less than 110% of the Modified Second-Per Unit Price, then the Modified Final Per-Unit Price shall be the Modified Second Per-Unit Price.

(iii) If the processes described in clauses (a) and (b) under this heading are both completed and the Modified Second Per-Unit Price is less than or equal to 90% or greater than or equal to 110% of the Modified First Per-Unit Price, Arc and the Modified First Appraiser shall jointly select, and, within five days after receiving notice of the determination of the Modified First Per-Unit Price by the Modified First Appraiser (provided that clause (b)(ii) above does not apply following such determination), engage on behalf of the Company, a nationally recognized independent third-party appraiser (the “Modified Second Appraiser” and together with the Modified First Appraiser, the “Modified Appraisers”). The Modified Second Appraiser shall review the work of the Modified First Appraiser and Arc and shall select whichever of the Modified First Per-Unit Price or the Modified Second Per-Unit Price that it determines most closely represents the fair market value (on an amount-per-Common-Unit basis) of the applicable Common Units (as determined by the Modified Second Appraiser, the “Modified Third Per-Unit Price”). The Modified Second Appraiser shall make a determination as soon as practicable and in any event within 20 days after its engagement. Upon making such determination, the Modified Second Appraiser shall simultaneously deliver notice of such determination to EFS, Arc and the Company. If the Modified Third

Exhibit B - 58

Purchase Agreement

Per-Unit Price is equal to (x) the Modified Second Per-Unit Price, then the Modified Final Per-Unit Price shall be a per-Common Unit price equal to 95% of the Modified Second Per-Unit Price, or (y) the Modified First Per-Unit Price, then the Modified Final Per-Unit Price shall be the Modified First Per-Unit Price.

(d) In addition, the Managing Member, EFS and the Company shall promptly provide to each of the Modified Appraisers such information as is reasonably pertinent to the determination of fair market value, including marketing and modeling materials provided to third parties in connection with any event triggering application of this heading. The fees and expenses of each Modified Appraiser shall be paid by the Company. In connection with the appraisals, each of the Managing Member, EFS and the Company, as applicable, shall cause the Modified Appraisers to agree in writing to comply with the procedures set forth under this heading.

(e) Notwithstanding the foregoing, following the determination of the Modified First Per-Unit Price and the Modified Second Per-Unit Price (the “Required Valuations”), Arc shall be permitted to consummate any Indirect Tag-Along Transfer prior to the time at which the Modified Valuation Determination procedures set forth above are completed so long as Arc, and, if applicable, the acquirer in such Indirect Tag-Along Transfer, pay to the electing Indirect Tag-Along Members 95% of the Modified Second Per-Unit Price at the time of consummation thereof and agree to pay to the electing Indirect Tag-Along Members the positive difference, if any, between the Modified Final Per-Unit Price implied for their respective Common Units determined by the Modified Valuation Determination procedures upon its completion and 95% of the Modified Second Per-Unit Price.

Exhibit B - 59

Purchase Agreement